Exhibit 10.1
Trizec Texas CS Limited Partnership
as
(“Landlord”)
Touchstone Resources U.S.A. Inc.,
a Delaware corporation
as
(“Tenant”)
Suite #3900
Three Allen Center
Office Lease

Table of Contents

1.	BASIC LEASE PROVISIONS	1

2.	DEFINITIONS	2

3.	TERM	3

4.	RENT	5

5.	USE & OCCUPANCY	7

6.	SERVICES & UTILITIES	8

7.	REPAIRS	10

8.	ALTERATIONS	10

9.	INSURANCE	12

10.	DAMAGE OR DESTRUCTION	13

11.	INDEMNITY	13

12.	CONDEMNATION	14

13.	TENANT TRANSFERS	15

14.	LANDLORD TRANSFERS	16

15.	DEFAULT AND REMEDIES	17

16.	SECURITY DEPOSIT	19

17.	MISCELLANEOUS	20

i

List of Exhibits

ii

Lease
     Landlord and Tenant enter into this Lease (“Lease”) as of the Execution Date on the following terms, covenants, conditions and provisions:
1. BASIC LEASE PROVISIONS
     1.1 Basic Lease Definitions. In this Lease, the following defined terms have the meanings indicated.
(a)	Execution Date: May 19, 2006.

(b)	Landlord: Trizec Texas CS Limited Partnership, a Delaware limited partnership.

(c)	Tenant: Touchstone Resources U.S.A., Inc., a Delaware corporation.

(d)	Building: Three Allen Center, 333 Clay Street, Houston, Texas 77002, deemed to contain:

1,194,719 RSF.

(e)	Premises: Suite #3900, located on the 39th floor of the Building (as identified on Exhibit “A”) and deemed to contain:

14,679 RSF.

(f)	Use: General non-governmental administrative office use consistent with that of general office use in a first-class office building, to include but not be limited to, corporate offices for an oil and gas drilling, exploration, geophysical, investor relations, and engineering companies.

(g)	Term: 126 Months.

(h)	Scheduled Commencement Date: August 1, 2006.

(i)	Base Rent: The following amounts payable in accordance with Article 4:

Beginning	Ending	Annual Base Rent	Annual	Monthly
Month	Month	per RSF	Base Rent	Base Rent
1	63	$12.50	$183,487.50	$15,290.62
64	126	$15.00	$220,185.00	$18,348.75
In addition to Base Rent, Tenant shall pay Landlord Additional Rent pursuant to Paragraph 4.2. The Additional Rent for 2006 is estimated to $10.10 per RSF (or an additional $12,354.82 per month).(h) “Excused Rent” means Base Rent and Additional Rent (excluding parking) which are conditionally excused (as provided in §4.6) as follows:

Beginning Month	Ending Month	Percentage Excused
1	3	100%
64	66	100%
(j)	Tenant’s Share: 1.22865%.

(k)	Security Deposit and Prepaid Base Rent: Tenant shall provide a security deposit in the amount of $27,645.45 upon Tenant’s signing of the lease. In addition, Tenant will provide prepaid Base Rent and Additional Rent upon signing of the Lease for months 10, 11, 12, 24, 35, and 36 ($165,872.64). Landlord shall transfer the $10,807.83 in Security Deposit held by Landlord under Tenant’s lease at Continental Center I with Tenant to Tenant’s account under this Lease so that Tenant shall be obligated to furnish only an additional $16,837.62 in Security Deposit under this Lease.
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(l)	Notice Addresses: For each party, the following address(es):

For Landlord:	For Tenant:
Touchstone Resources U.S.A. Inc.
Trizec Texas CS Limited Partnership	333 Clay Street, Suite 3900
c/o Trizec Properties, Inc.	Houston, Texas 77002
1200 Smith Street, Suite 1200	Attn: Stephen Haynes
Houston, Texas 77002
Attention: Property Manager

with a copy to:

Trizec Texas CS Limited Partnership
c/o Trizec Properties, Inc.
1200 Smith Street, Suite 1200
Houston, Texas 77002
Attn: Executive Vice-President
(m)	(Intentionally Deleted)

(n)	Brokers: Wilson Wasaff Group, Inc. Landlord will pay Broker a commission under a separate agreement.

(o)	Liability Limit:	$5,000,000 for any one accident or occurrence.

(p)	Business Hours:	From 7:00 a.m. to 7:00 p.m. on Monday through Friday and from 7:00 a.m. to 1:00 p.m. on Saturday, excepting: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and other legal holidays commonly observed in similar class office buildings in the locale of the Building (“Holidays”).

(q)	Parking Permits:	13 unreserved permits.

1 reserved permit.

(r)	Allowance: $366,975.00.
2. DEFINITIONS
     2.1 Project. The Land, Building, Common Areas and Premises (as defined in §1 and below) are collectively referred to as the “Project.”
     2.2 Land. “Land” means the real property on which the Building and Common Areas are located, including easements and other rights that benefit or encumber the real property. Landlord’s interest in the Land may be in fee or a leasehold. The Land may be expanded or reduced after the Execution Date. A legal description of the Land is attached hereto as Exhibit C.
     2.3 Base Building. “Base Building” means Building Structure and Mechanical Systems, collectively, defined as follows:
(a)	Building Structure. “Building Structure” means the structural components in the Building, including foundations, floor and ceiling slabs, roofs, exterior walls, exterior glass and mullions, columns, beams, shafts and emergency stairwells. The Building Structure excludes the Leasehold Improvements (and similar improvements to other premises) and the Mechanical Systems.

(b)	Mechanical Systems. “Mechanical Systems” means the mechanical, electronic, electric, physical or informational systems generally serving the Building or Common Areas, including the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safety systems.
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     2.4 Common Areas. Tenant will have a non-exclusive right to use the Common Areas subject to the terms of this Lease. “Common Areas” means those interior and exterior common and public areas on the Land and in the Building (and appurtenant easements) designated by Landlord for the non-exclusive use by Tenant in common with Landlord, other tenants and occupants, and their employees, agents and invitees. The Common Areas includes parking facilities serving the Building that are owned or leased by Landlord.
     2.5 Premises. Landlord leases to Tenant the Premises subject to the terms of this Lease. Except as provided elsewhere in this Lease, by taking possession of the Premises Tenant accepts the Premises in its “as is” condition, and the Premises is deemed in good order, condition, and repair except that Landlord will construct the Leasehold Improvements to the Premises as described in the Work Letter, attached hereto as Exhibit F. The Premises includes the Leasehold Improvements and excludes certain areas, facilities and systems, as follows:
(a)	Leasehold Improvements. “Leasehold Improvements” means all non-structural improvements in the Premises or exclusively serving the Premises, and any structural improvements to the Building made to accommodate Tenant’s particular use of the Premises. The Leasehold Improvements may exist in the Premises as of the Execution Date, or be installed by Landlord or Tenant under this Lease at the cost of either party. The Leasehold Improvements include: (1) interior walls and partitions (including those surrounding structural columns entirely or partly within the Premises); (2) the interior one-half of walls that separate the Premises from adjacent areas designated for leasing; (3) the interior drywall on exterior structural walls, and walls that separate the Premises from the Common Areas; (4) stairways and stairwells connecting parts of the Premises on different floors, except those required for emergency exiting;(5) the frames, casements, doors, windows and openings installed in or on the improvements described in (1-4), or that provide entry/exit to/from the Premises; (6) all hardware, fixtures, cabinetry, railings, paneling, woodwork and finishes in the Premises or that are installed in or on the improvements described in (1-5); (7) if any part of the Premises is on the ground floor, the ground floor exterior windows (including mullions, frames and glass); (8) integrated ceiling systems (including grid, panels and lighting); (9) carpeting and other floor finishes; (10) kitchen, rest room, lavatory or other similar facilities that exclusively serve the Premises (including plumbing fixtures, toilets, sinks and built-in appliances); and (11) the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safety, and other mechanical, electronic, physical or informational systems that exclusively serve the Premises, including the parts of each system that are connected to the Mechanical Systems from the common point of distribution for each system to and throughout the Premises.

(b)	Exclusions from the Premises. For the purpose of allocating maintenance responsibility per Article 7 below, the Premises does not include: (1) any areas above the finished ceiling or integrated ceiling systems, or below the finished floor coverings that are not part of the Leasehold Improvements, (2) janitor’s closets, (3) stairways and stairwells to be used for emergency exiting or as Common Areas, (4) rooms for Mechanical Systems or connection of telecommunications equipment, (5) vertical transportation shafts, (6) vertical or horizontal shafts, risers, chases, flues or ducts, and (7) any easements or rights to natural light, air or view.
     2.6 Building Standard. “Building Standard” means the minimum or exclusive type, brand, quality or quantity of materials Landlord designates for use in the Building from time to time.
     2.7 Tenant’s Personal Property. “Tenant’s Personal Property” means those trade fixtures, furnishings, equipment, work product, inventory, stock-in-trade and other personal property of Tenant that are not permanently affixed to the Project in a way that they become a part of the Project and will not, if removed, impair the value of the Leasehold Improvements that Tenant is required to deliver to Landlord at the end of the Term under §3.3.
     2.8 Rentable Square Feet (“RSF”). The defined term “RSF” means Rentable Square Feet. RSF includes the actual number of usable square feet times a multiple to account for certain areas in the Building and the leased floors which benefit the Premises. The following add-on factor applies to the floor within the Premises:1.23%.
3. TERM
     3.1 Term. “Term” means the period that begins on the Commencement Date and ends on the Expiration Date, subject to renewal, extension or earlier termination as may be further provided in this Lease. “Month” means a full calendar month of the Term.
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(a)	Commencement Date. The “Commencement Date” means the date that is the earlier of:
(1)	The day that Tenant first conducts business in any part of the Premises; or

(2)	The later of:
(A)	The Scheduled Commencement Date, or

(B)	The day that Landlord tenders the Premises, and makes available for reasonable use and substantially completes the improvements to the Common Area, elevator lobby and restrooms, to Tenant following completion of the Initial Improvements by Landlord or that date that Landlord would have tendered possession of the Premises but for delay caused by Tenant and/or Landlord. It is understood by Landlord and Tenant that certain finishes in the Common Areas and elevator lobby may not be completed until Tenant moves into the Premises in order to minimize damage to the Common Areas and elevator lobby, and that the delay in completing such work in such areas shall not justify an extension of the Commencement Date.

(C)	In the event of verifiable Landlord delay, the Commencement Date, as described herein, shall be extended forward by the same number day(s) of such Landlord delay.
(b)	Expiration Date. “Expiration Date” means the date that is the Scheduled Term (plus that many additional days required for the Expiration Date to be the last day of a calendar month) after the later of:
(1)	The Scheduled Commencement Date, or

(2)	The Commencement Date.
(c)	Early Occupancy. Tenant may not enter the Premises for the purpose of conducting business until Landlord tenders the Premises to Tenant. If Tenant conducts business in any part of the Premises before the Scheduled Commencement Date, Tenant will pay Base Rent for that period at the rate for the first Month that Base Rent due, without discount or excuse.

(d)	Late Occupancy. If Landlord fails to tender possession of the Premises to Tenant by the Scheduled Commencement Date due to delay caused by Tenant or Force Majeure, Landlord will not be in default of this Lease.

(e)	Confirmation of Term. Landlord shall notify Tenant of the Commencement Date using a Notice of Lease Term (“NLT”) in the form attached to this Lease as Exhibit E. Tenant shall execute and deliver to Landlord the NLT within 10 business days after its receipt, but Tenant’s failure to do so will not reduce Tenant’s obligations or Landlord’s rights under this Lease.
     3.2 Holdover. If Tenant keeps possession of the Premises after the Expiration Date (or earlier termination of this Lease) without Landlord’s prior written consent (a “Holdover”), (which may be withheld in its sole discretion), then in addition to the remedies available elsewhere under this Lease or by law, Tenant will be a tenant-at-sufferance and must comply with all of Tenant’s obligations under this Lease, except that for each Month of Holdover Tenant will pay 150% of the monthly Base Rent payable at the end of the Term, without proration for any partial Month of Holdover. If the Holdover exceeds 60 days, then Landlord may by notice to Tenant elect to extend the Term for 1 year from the Expiration Date on all of the Terms of the Lease, except that Base Rent for the extended Term will be 125% of the Base Rent payable in the last year of the Term, and Tenant will have no option to renew or terminate the Lease during the extended Term, except as provided in Article 10). Tenant shall indemnify and defend Landlord from and against all claims and damages, both consequential and direct, that Landlord suffers due to Tenant’s failure to return possession of the Premises to Landlord at the end of the Term. Landlord’s deposit of Tenant’s Holdover payment will not constitute Landlord’s consent to a Holdover, or create or renew any tenancy.
     3.3 Condition on Expiration.
(a) Return of the Premises. At the end of the Term, Tenant will return possession of the Premises to Landlord vacant, free of Tenant’s Personal Property, in broom-clean condition, and with all Leasehold Improvements in good working order and repair (excepting ordinary wear and tear), except that Landlord may require Tenant, by notice of at least 10 days before the expiration of the Term, to remove any Tenant’s Wiring, or item of Leasehold Improvements or Alterations, and restore the Premises damaged by removal, if either:
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(1)	When Landlord approved the installation of the improvement, Landlord reserved in writing Landlord’s right to have Tenant remove the improvement at the end of the Term; or

(2)	Tenant failed to obtain Landlord’s written consent under §8.1(a) for an item of Alterations to become part of the Premises.
(b) Correction by Landlord. If Tenant fails to return possession of the Premises to Landlord in the condition required under (a), then Tenant shall reimburse Landlord for the reasonable costs incurred by Landlord to put the Premises in the condition required under (a), plus Landlord’s standard administration fee.
(c) Abandoned Property. Tenant’s Personal Property left behind in the Premises after the end of the Term will be considered abandoned and Landlord may move, store, retain or dispose of these items at Tenant’s cost, including Landlord’s standard administration fee.
4. RENT
     4.1 Base Rent. Tenant shall prepay six (6) months installment of Base Rent and Additional Rent by the Execution Date, to be applied against Base Rent and Additional Rent due in months 10, 11, 12, 24, 35, and 36 under this Lease. During the Term, Tenant shall pay all other Base Rent and Additional Rent in advance, in monthly installments, by the 1st of each calendar month. Because the first three (3) installments of Base Rent and Additional Rent are Excused Rent, Tenant shall not have to pay for any Base Rent or Additional Rent until month four (4) (except for the six (6) months of prepaid rent described above). Base Rent and Additional Rent for any partial month will be prorated.
     4.2 Additional Rent. Tenant’s obligation to pay Taxes and Expenses under this §4.2 is referred to in this Lease as “Additional Rent.”
(a)	Taxes. For each full or partial calendar year during the Term, Tenant shall pay as in the manner described below the Tenant’s Share of the Taxes. “Taxes” means the total costs incurred by Landlord for: (1) real and personal property taxes and assessments (including ad valorem and special assessments) levied on the Project and Landlord’s personal property used in connection with the Project; (2) taxes on rents or other income derived from the Building; (3) capital and place-of-business taxes; (4) taxes, assessments or fees in lieu of the taxes described in (1-3); and (5) the reasonable costs incurred to reduce the taxes described in (1-4). Taxes excludes net income taxes and taxes paid under §4.3.

(b)	Expenses. For each calendar year during the Term, Tenant shall pay in the manner described below the Tenant’s Share of Expenses. “Expenses” means the total costs incurred by Landlord to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Project, including a market fee to manage the Project of not less than three percent (3%) of the gross revenue of the Project. Expenses that vary with occupancy will be calculated as if the Building is 100% occupied and operating and all such services are provided to all tenants.
(1)	Expenses include:
(A)	Standard Services provided under §6.1;

(B)	Repairs and maintenance performed under §7.2;

(C)	Insurance maintained under §9.2 (including deductibles paid);

(D)	Wages, salaries and benefits of personnel to the extent they render services to the Project;

(E)	Costs of operating the Project management office (including reasonable rent);

(F)	The Project’s fair pro rata share of certain expenses to maintain Allen Center Common Areas;

(G)	Amortization installments of costs required to be capitalized and incurred:
(i)	To comply with insurance requirements or laws (“Mandated Expenses”);

(ii)	That are reasonably calculated to reduce other Expenses or the rate of increase in other Expenses (“Cost-Saving Expenses”); or
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(iii)	That are reasonably calculated to improve or maintain the safety, health or access of Project occupants, and otherwise maintain the quality, appearance, or integrity of the Project (“Quality Expenses”).
(2)	Expenses exclude:
(A)	Taxes;

(B)	Mortgage payments (principal and interest), and ground lease rent;

(C)	Commissions, advertising costs, attorney’s fees and costs of improvements in connection with leasing space in the Building;

(D)	Costs reimbursed by insurance proceeds or tenants of the Building (other than as Additional Rent);

(E)	Depreciation;

(F)	Except for the costs identified in §4.2(b)(1)(G), costs required to be capitalized according to sound real estate accounting and management principles, consistently applied;

(G)	Collection costs and legal fees paid in disputes with tenants;

(H)	Costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project); and
(c)	Amortization and Accounting Principles.
(1)	Each item of Mandated Expenses and Quality Expenses will be fully amortized in equal annual installments, with interest on the principal balance at Amortization Rate, over the number of years, not to exceed 10, that Landlord projects the item of Expenses will be productive for its intended use, without replacement, but properly repaired and maintained.

(2)	Each item of Cost-Saving Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years that Landlord reasonably estimates for the present value of the projected savings in Expenses (discounted at the Amortization Rate) to equal the cost.

(3)	Any item of Expenses of significant cost that is not required to be capitalized but is unexpected or does not typically recur may, in Landlord’s discretion, be amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over a number of years determined by Landlord.

(4)	“Amortization Rate” means the prime rate of Citibank, N.A. (or a comparable financial institution selected by Landlord), plus 3%.

(5)	Landlord will otherwise use sound real estate accounting and management principles, consistently applied, to determine Additional Rent.
(d)	Estimates. Landlord will reasonably estimate Additional Rent each calendar year that Additional Rent may be payable. Tenant will pay the estimated Additional Rent in advance, in monthly installments, on the first day of each month, until the estimate is revised by Landlord. Landlord may reasonably revise its estimate during a calendar year and Tenant will pay the monthly installments after the revision based on the revised estimate. The aggregate estimates of Additional Rent paid by Tenant in a calendar year is the “Estimated Additional Rent.”

(e)	Settlement. As soon as practical after the end of each calendar year (but no more than six (6) months after the close of a calendar year) that Additional Rent is payable, Landlord will give Tenant a statement of the actual Additional Rent for the calendar year. The statement of Additional Rent is conclusive, binds Tenant, and Tenant waives all rights to contest the statement, except for items of Additional Rent to which Tenant objects by notice to Landlord given within 90 days after receipt of Landlord’s statement; however, Tenant’s objection will not relieve Tenant from its obligation to pay Additional Rent pending resolution of any objection. If the Additional Rent exceeds the Estimated Additional Rent for the calendar year, then Tenant shall pay the underpayment to Landlord in a lump
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sum as Rent within 60 days after receipt of Landlord’s statement of Additional Rent. If the Estimated Additional Rent exceeds the Additional Rent for the calendar year, then Landlord shall credit the overpayment against Rent next due. However, if the Term ends during a calendar year, then Landlord may, in Landlord’s sole discretion, elect either of the following: (1) to forego the settlement of Additional Rent for the calendar year that is otherwise required and accept the Estimated Additional Rent payable in the calendar year in satisfaction of Tenant’s obligations to pay Additional Rent for the final calendar year, or (2) to have Landlord’s and Tenant’s obligations under this §4.2(e) survive the end of the Term.
     4.3 Other Taxes. If and when applicable, Tenant will reimburse Landlord for taxes paid by Landlord on (a) Tenant’s Personal Property, (b) Rent, (c) Tenant’s occupancy of the Premises, or (d) this Lease. If Tenant cannot lawfully reimburse Landlord for these taxes, then the Base Rent will be increased to yield to Landlord the same amount after these taxes were imposed as Landlord would have received before these taxes were imposed.
     4.4 Terms of Payment. “Rent” means all amounts payable by Tenant under this Lease and the exhibits, including Base Rent and Additional Rent. If a time for payment of an item of Rent is not specified in this Lease, then Tenant will pay Rent within 30 days after receipt of Landlord’s statement or invoice. Unless otherwise provided in this Lease, Tenant shall pay Rent without notice, demand, deduction, abatement or setoff, in lawful U.S. currency. Landlord will send invoices payable by Tenant to Tenant; however, neither Landlord’s failure to send an invoice nor Tenant’s failure to receive an invoice for Base Rent (and installments of Estimated Additional Rent) will relieve Tenant of its obligation to timely pay Base Rent (and installments of Estimated Additional Rent). Each partial payment by Tenant shall be deemed a payment on account. No endorsement or statement on any check or any accompanying letter shall constitute an accord and satisfaction, affect Landlord’s right to collect the full amount due, or require Landlord to apply any payment to other than Rent earliest due. No payment by Tenant to Landlord will be deemed to extend the Term or render any notice, pending suit or judgment ineffective. By notice to the other, each party may establish or change its billing address.
     4.5 Late Payment. If Landlord does not receive all or part of any item of Rent when due, then Tenant shall pay Landlord a “Late Charge” of 5% of the overdue amount. Each Late Charge shall be payable on written demand by Landlord, provided however, Landlord shall, upon the written request of Tenant received within five (5) days of such demand, waive the first two (2) Late Charges in any calendar year. Landlord’s acceptance of a Late Charge does not waive Tenant’s default.
     4.6 Excused Rent. Landlord shall conditionally excuse a portion of Rent for the period commencing and ending as set forth in §1.1 (“Excused Rent”), provided, however, that Excused Rent shall immediately become due and payable to Landlord in the event of any monetary or other Tenant default under this Lease. Landlord shall waive any rights to payment of Excused Rent if Tenant has not defaulted in any of Tenant’s obligations as of the Expiration Date of the Lease. This §4.6 shall not be deemed to excuse payment of any rents or charges due other than as expressly set forth in §1.1.
     4.7 Waiver of Tenant Rights and Benefits Under Section 93.012, Texas Property Code. Landlord and Tenant are knowledgeable and experienced in commercial leasing transactions and agree that the provisions of this Lease for determining all charges, amounts, and Additional Rent payable by Tenant (including, without limitation, payments under this Section 4.6), are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. Accordingly, Tenant voluntarily and knowingly waives all rights and benefits of a tenant under Section 93.012, Texas Property Code, as such section now exists or as may be hereafter amended or succeeded. Nothing contained in this waiver however is intended to limit or impair Tenant’s audit rights granted hereunder, or except as otherwise expressly set forth in this Lease to the contrary, any other remedy available to Tenant under the Lease or law or in equity (other than Section 93.012, Texas Property Code). In addition, nothing in this §4.7 shall constitute a waiver of Tenant’s right to dispute and/or initiate a claim disputing Landlord’s methods of calculating or determining Expenses and/or Landlord’s calculation or determination of Additional Rent.
5. USE & OCCUPANCY
     5.1 Use. Tenant shall use and occupy the Premises only for the Use. Landlord does not represent or warrant that the Project is suitable for the conduct of Tenant’s particular business.
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     5.2 Compliance with Laws and Directives.
(a)	Tenant’s Compliance. Subject to the remaining terms of this Lease, Tenant shall comply at Tenant’s expense with all reasonable directives of Landlord’s insurers or laws concerning:
(1)	The Leasehold Improvements and Alterations,

(2)	Tenant’s use or occupancy of the Premises,

(3)	Tenant’s employer/employee obligations,

(4)	A condition created by Tenant,

(5)	Tenant’s failure to comply with this Lease,

(6)	The negligence of Tenant, the Tenant Parties, or Tenant’s Affiliates or contractors, or

(7)	Any chemical wastes, contaminants, pollutants or substances that are hazardous, toxic, infectious, flammable or dangerous, or regulated by any local, state or federal statute, rule, regulation or ordinance for the protection of health or the environment (“Hazardous Materials”) that are introduced to the Project, handled or disposed by Tenant or its Affiliates, or any of their contractors.
(b)	Landlord’s Compliance. The cost of Landlord’s compliance with directives or orders of Landlord’s insurers or governing authorities concerning the Project, other than those that are Tenant’s obligation under subsection (a), will be included in Expenses to the extent allowed under §4.2.
     5.3 Occupancy. Tenant shall not interfere with Building services or other tenants’ rights to quietly enjoy their respective premises or the Common Areas. Tenant shall not make or continue nuisance, including any objectionable odor, noise, fire hazard, vibration, or wireless or electromagnetic transmission. Tenant will not maintain any Leasehold Improvements or use the Premises in a way that increases the cost of insurance required under §9.2, or requires insurance in addition to the coverage required under §9.2.
6. SERVICES & UTILITIES
     6.1 Standard Services.
(a)	Standard Services Defined. “Standard Services” means:
(1)	Heating, ventilation and air-conditioning (“HVAC”) during Business Hours as reasonably required to comfortably use and occupy the Premises and interior Common Areas;

(2)	Tempered water from the public utility for use in Common Area restrooms;

(3)	Janitorial services to the Premises and interior Common Areas 5 days a week, except Holidays, to the extent reasonably determined by Landlord;

(4)	Access to the Premises (by at least 1 passenger elevator if not on the ground floor);

(5)	Replacement of bulbs and ballasts in Building Standard light fixtures in the Premises; and

(6)	Electricity from Landlord’s selected provider(s) for Common Areas lighting, Building Standard light fixtures in the Premises, subject to the following:
(i)	The electrical facilities in the Building available for Tenant’s use are (i) 277/480 volts, 3 phase, for large equipment loads and fluorescent lighting; and (ii) 120/208 volts, 3 phase, for small equipment loads and incandescent lighting.

(ii)	Landlord will provide the capacity in the Building’s electrical riser to supply (i) two (2) watts per square foot of Usable Area at 277/480 volts and (ii) four (4) watts per square foot of Usable Area at 120/208 volts. Collectively, Tenant shall not have a connected electrical design load greater than an average of six (6) watts per square foot of Usable Area within the Premises (“Building Standard Capacity”).

(iii)	The electrical cost component of Expenses is calculated on the basis of .34 kilowatt-hours per square foot of Usable Area in the Premises per month (“Building
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Standard Usage”). Tenant shall pay to Landlord, upon demand, the cost of the consumption of electricity in excess of the Building Standard Usage at rates determined by Landlord which shall be in accordance with any applicable laws, but not to exceed the cost of such consumption if Tenant were billed directly from the local utility provider. Landlord represents and warrants that as long as Tenant operates its business as a typical office tenant, it is not anticipated that Tenant shall have any liability to Landlord for above Building Standard Usage of electricity. Landlord may, at its option, upon not less than thirty (30) days’ prior written notice to Tenant, discontinue the availability of any electrical service in excess of the Standard Building Capacity or Standard Building Usage. If Landlord gives any such notice, Tenant will contract directly with the applicable public utility for the supplying of such electrical service to the Premises.

(iv)	All of Tenant’s electrical usage, with the exception of one (1) 277 volt, 2x4 Building Standard fluorescent light fixture per 80 square feet of Usable Area, shall be metered by a Building Standard consumption meter. Tenant shall only pay for actual cost of additional electrical consumption with no Landlord mark-up and/or administrative fees included.

(v)	Tenant shall pay for all costs of meters, submeters, wiring, risers, transformers, electrical panels, air conditioning and other items necessary to accommodate Tenant’s electrical design loads and capacities, which may be charged to the Allowance, if any. Notwithstanding the foregoing, Landlord may refuse to allow installation and withhold consent for Tenant’s installation of any meters, submeters, wiring, risers, transformers, electrical panels, or air conditioning and other items if, in Landlord’s sole judgment, the same are not necessary or would cause damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs to the Building or the Premises, or would interfere with or create or constitute a disturbance to other tenants or occupants of the Building.
(b)	Standard Services Provided. During the Term, Landlord provides the Standard Services to Tenant. The cost of the Standard Services is included in Expenses. Landlord is not responsible for any inability to provide Standard Services due to either: the concentration of personnel or equipment in the Premises; or Tenant’s use of equipment in the Premises that is not customary office equipment, has special cooling requirements, or generates heat.

(c)	Impermissible REIT Income. For so long as the entity specified in §1.1(b) (or an affiliate or REIT-qualified successor in interest of such entity) shall be the Landlord under this Lease, any services required to be provided to Tenant under this Lease that may result in the actual or constructive receipt by Landlord (or any member of Landlord) of impermissible tenant service income as described in Section 856(d)(7) of the Internal Revenue Code shall be performed by Trizec Tenant Services LLC, a Delaware limited liability company (or its designated successors or assigns).
     6.2 Additional Services. Unless Tenant obtains Landlord’s prior written consent, Tenant will not use utilities or services in excess of the Standard Services. If Landlord so consents, Landlord may provide utilities and services in excess of the Standard Services subject to the following:
(a)	HVAC. If Tenant requests HVAC service to the Premises during non-Business Hours, Tenant will pay as Rent Landlord’s scheduled rate for this service.

(b)	Lighting. Landlord will furnish both Building Standard and non-Building Standard lamps, bulbs, ballasts and starters that are part of the Leasehold Improvements for purchase by Tenant at Landlord’s costs, plus Landlord’s standard administration fee. Landlord will install non-Building Standard items at Landlord’s scheduled rate for this service.

(c)	Other Utilities and Services. Tenant will pay as Rent the cost of utilities or services (other than HVAC and lighting addressed in (a) and (b)) either used by Tenant or provided at Tenant’s request in excess of that provided as part of the Standard Services, plus Landlord’s standard administration fee.
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Tenant’s excess consumption may be estimated by Landlord unless either Landlord requires or Tenant elects to install Building Standard meters to measure Tenant’s consumption.

(d)	Additional Systems and Metering. Landlord may require Tenant, at Tenant’s expense, to upgrade or modify existing Mechanical Systems serving the Premises or the Leasehold Improvements to the extent necessary to meet Tenant’s requirements in excess of that specified in Section 6.1(a)(6) (including installation of Building Standard meters to measure the same).
     6.3 Alternate Electrical Billing. Landlord may elect at any time during the Term after the Base Year, and continuing for the remainder of the Term, to separately meter Tenant’s total consumption of electricity in the Premises, including lighting and convenience outlets. If Landlord so elects, then Landlord shall notify Tenant of such election and in lieu of including consumption of electricity of tenanted premises in Expenses, Tenant shall pay to Landlord as Rent the cost of Tenant’s electricity consumption, plus Landlord’s standard administration fee, to the extent that it exceeds Tenant’s Share of the consumption of electricity of tenanted premises in the Base Year (as reasonably estimated by Landlord if this consumption was not then separately metered) the year the Lease commenced.
     6.4 Telecommunication Services. Tenant will contract directly with third party providers and will be solely responsible for paying for all telephone, data transmission, video and other telecommunication services (“Telecommunications Services”) subject to the following:
(a)	Providers. Each Telecommunication Services provider that does not already provide service to the Building shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Without liability to Tenant, the license of any Telecommunication Services provider servicing the Building may be terminated under the terms of the license, or not renewed upon the expiration of the license.

(b)	Tenant’s Wiring. Landlord may, before installation of the Leasehold Improvements, in its reasonable discretion, designate the location of all wires, cables, fibers, equipment, and connections (“Tenant’s Wiring”) for Tenant’s Telecommunication Services, restrict and control access to telephone cabinets and rooms. Tenant may not use or access the Base Building, Common Areas or roof for Tenant’s Wiring without Landlord’s prior written consent, which Landlord may withhold in Landlord’s sole discretion, or for which Landlord may charge a fee determined by Landlord.

(c)	No Beneficiaries. This §6.4 is solely for Tenant’s benefit, and no one else shall be considered beneficiary of these provisions.
6.5	Special Circumstances. Without breaching this Lease, Landlord may interrupt, limit or discontinue any utility or services Landlord provides under this Article 6 under any of the following circumstances: (a) in an emergency; (b) to comply with laws or to conform to voluntary government or industry guidelines; and (c) to repair or maintain the Project under §7.2; or (d) modify, renovate or improve the Project under §8.2.
7. REPAIRS
     7.1 Tenant’s Repairs. Except as provided in Articles 10 and 12, during the Term Tenant shall, at Tenant’s cost, repair, maintain and replace, if necessary, the Leasehold Improvements and keep the Premises in good order, condition and repair. Tenant’s work under this §7.1 must be (a) approved by Landlord before commencement, (b) supervised by Landlord at Tenant’s cost, If Landlord so reasonably requires, and (c) performed in a first-class manner with materials of at least Building Standard.
     7.2 Landlord’s Repairs. Except as provided in Articles 10 and 12, during the Term Landlord shall repair, maintain and replace, if necessary, all parts of the Project that are not Tenant’s responsibility under §7.1 or any other tenant’s responsibility under their respective lease, and otherwise keep the Project in good order and condition according to the standards prevailing for comparable office buildings in the area in which the Building is located. Except in an emergency, Landlord will use commercially reasonable efforts to avoid disrupting Tenant’s business in performing Landlord’s duties under this §7.2. Tenant may not repair or maintain the Project on Landlord’s behalf or offset any Rent for any repair or maintenance of the Project that is undertaken by Tenant.
8. ALTERATIONS
     8.1 Alterations by Tenant. “Alterations” means any modifications, additions or improvements to the Premises or Leasehold Improvements made by Tenant during the Term, including modifications to the Base Building or
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Common Areas required by law as a condition of performing the work. Alterations does not include work performed under a Work Letter that is part of this Lease. Alterations are made at Tenant’s sole cost and expense, subject to the following:
(a)	Consent Required. All Alterations exceeding $500.00 require Landlord’s prior written consent. If a Design Problem exists, Landlord may withhold its consent in Landlord’s sole discretion; otherwise, Landlord will not unreasonably withhold its consent. Unless Tenant obtains Landlord’s prior written consent to the Alterations becoming part of the Premises to be tendered to Landlord on termination of the Lease, Landlord may require Tenant to remove Alterations and restore the Premises under §3.3 upon termination of this Lease.

(b)	Design Problem Defined. “Design Problem” means a condition that results, or will result, from work proposed, being performed or that has been completed that either:
(1)	Does not comply with laws;

(2)	Does not meet or exceed the Building Standard;

(3)	Exceeds the capacity, adversely affects, is incompatible with, or impairs Landlord’s ability to maintain, operate, alter, modify or improve the Base Building;

(4)	Affects the exterior appearance of the Building or Common Areas;

(5)	Violates any agreement affecting the Project;

(6)	Costs more to demolish than Building Standard improvements;

(7)	Violates any insurance regulations or standards for a fire-resistive office building; or

(8)	Locates any equipment, Tenant’s Wiring or Tenant’s Personal Property on the roof of the Building, in Common Areas or in telecommunication or electrical closets.
(c)	Performance of Alterations. Alterations shall be performed by Tenant in a good and workman-like manner according to plans and specifications approved by Landlord. All Alterations shall comply with law and insurance requirements. Landlord’s designated contractors must perform Alterations affecting the Base Building or Mechanical Systems; and, all other work will be performed by qualified contractors that meet Landlord’s insurance requirements and are otherwise approved by Landlord. Promptly after completing Alterations, Tenant will deliver to Landlord “as-built” CAD plans, proof of payment, a copy of the recorded notice of completion, and all unconditional lien releases.

(d)	Bonding. If requested by Landlord, before commencing Alterations Tenant shall at Tenant’s cost obtain bonds, or deposit with Landlord other security acceptable to Landlord for the payment and completion of the Alterations. These bonds or other security shall be in form and amount acceptable to Landlord.

(e)	Alterations Fee. Tenant shall pay Landlord as Rent 5% of the total construction costs of the Alterations to cover review of Tenant’s plans and construction coordination by its own employees. In addition, Tenant shall reimburse Landlord for the actual cost that Landlord reasonably incurs to have engineers, architects or other professional consultants review Tenant’s plans and work in progress, or inspect the completed Alterations.
     8.2 Alterations by Landlord. Landlord may modify, renovate or improve the Project as Landlord deems appropriate, provided Landlord uses commercially reasonable efforts to avoid disrupting Tenant’s business.
     8.3 Liens and Disputes. Tenant will keep title to the Land and Building free of any liens concerning the Leasehold Improvements, Alterations, or Tenant’s Personal Property, and will promptly take whatever action is required to have any of these liens released and removed of record (including, as necessary, posting a bond or other deposit). To the extent legally permitted, each contract and subcontract for Alterations will provide that no lien attaches to or may be claimed against the Project. Tenant will indemnify Landlord for costs that Landlord reasonably incurs because of Tenant’s violation of this §8.3.
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9.	INSURANCE
9.1	Tenant’s Insurance.

(a)	Tenant’s Coverage. Before taking possession of the Premises for any purpose (including construction of Tenant Improvements, if any) and during the Term, Tenant will provide and keep in force the following coverage:
(1)	Commercial general liability insurance insuring Tenant’s use and occupancy of the Premises and use of the Common Areas, and covering personal and bodily injury, death, and damage to others’ property of not less than the Liability Limit. Each of these policies shall include cross liability and severability of interests clauses, and be written on an occurrence, and not claims-made, basis. Each of these policies shall name Landlord, the Building property manager, each secured lender, and any other party reasonably designated by Landlord as an additional insured (“Additional Insured”).

(2)	All risk insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the above Building Standard Leasehold Improvements and Tenant’s Personal Property. Each of these policies shall name Landlord and each Additional Insured an additional insured to the extent of their interest in the Leasehold Improvements. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and each Additional Insured.

(3)	Insurance covering the perils described in (2) for Tenant’s loss of income or insurable gross profits with a limit not less than Tenant’s annual Rent. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and each Additional Insured.

(4)	If any boiler or machinery is operated in the Premises, boiler and machinery insurance.

(5)	Insurance required by law.

(6)	Commercial automobile liability insurance covering all owned, hired, and non-owned vehicles with a combined single limit of not less than $1 million for each accident or person.
(b)	Insurers and Terms. Each policy required under (a) shall be written with insurance companies licensed to do business in the state in which the Building is located, and be on terms that are acceptable to Landlord.

(c)	Proof of Insurance. Tenant shall provide Landlord with certificates of insurance or other reasonable proof that the coverage required under (a) is in effect. Tenant will provide reasonable proof at least 30 days before any policy expires that the expiring policy will be replaced.

9.2	Landlord’s Insurance.

(a)	Landlord’s Coverage. During the Term, Landlord will provide and keep in force the following coverage:
(1)	Commercial general liability insurance.

(2)	All risk insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the full replacement cost of the Project improvements (excepting the Leasehold Improvements to be insured by Tenant). Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(3)	Insurance covering the perils described in (2) for Landlord’s loss of rental income or insurable gross profits. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(4)	Boiler and machinery insurance.

(5)	Other insurance that Landlord elects to maintain.
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(b)	Terms. Each of the policies required under (a) will have those limits, deductibles, retentions and other terms that Landlord prudently determines.
10.	DAMAGE OR DESTRUCTION
       10.1 Damage and Repair. If all or any part of the Project is damaged by fire or other casualty, then the parties will proceed as follows:
(a)	Landlord’s Estimates. Landlord will assess the damage to the Project (but not the Leasehold Improvements) and notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repairs and restoration of the Project (“Repair Estimate”). Landlord will also estimate the time that the Premises will be untenantable (“Interruption Estimate”). Within 60 days after the casualty from Landlord’s insurer, each party may terminate the Lease by written notice to the other on the following conditions:
(1)	Landlord may elect to terminate this Lease if either:
(A)	The damage occurs during the last year of the Term and the Repair Estimate exceeds 20% of Rent for the remaining Term;

(B)	The Repair Estimate exceeds 180 days; or

(C)	The repair and restoration is not fully covered by insurance maintained or required to be maintained by Landlord (subject only to those deductibles or retentions Landlord elected to maintain) or Landlord’s insurer denies coverage or reserves its rights on coverage.
(2)	Tenant may elect to terminate this Lease if the Interruption Estimate exceeds 180 days.
(b)	If neither party terminates the Lease under (a), then the Lease shall remain in full force and effect and the parties will proceed as follows:
(1)	Landlord will repair and restore the Project (but not Leasehold Improvements) to the condition existing prior to such damage, except for modifications required by law. Landlord will perform such work reasonably promptly, subject to delay for loss adjustment, delay caused by Tenant and Force Majeure.

(2)	Tenant will repair and restore the Leasehold Improvements reasonably promptly to the condition existing prior to such damage, but not less than then current Building Standards, except for modifications required by law.

(3)	Tenant may not terminate this Lease if the actual time to perform the repairs and restoration exceeds the Repair Estimate, or the actual interruption exceeds the Interruption Estimate.
       10.2 Rent Abatement. If as a result of the damage or destruction under §10.1 any part of the Premises becomes untenantable for more than 5 consecutive days, then Tenant’s Base Rent and Additional Rent for the untenantable part of the Premises shall be abated from the 4th consecutive business day until the damaged or destroyed part of the Premises becomes tenantable, but in no case later than 15 days after Landlord completes its required repairs and restoration. Except in the case of willful misconduct or gross negligence of Landlord, Tenant’s sole remedy against Landlord for damage or destruction of any part of the Project is abatement of Base Rent and Additional Rent under this §10.2, and Landlord will not be liable to Tenant for any other amount, including damages to Tenant’s Personal Property, actual or constructive eviction, or abatement of any other item of Rent. In no event, however, shall Landlord have any liability to Tenant for consequential damages.
11.	INDEMNITY
       11.1 Claims. “Claims” means any and all liabilities, losses, claims, demands, damages or expenses that are suffered or incurred by a party, including attorneys’ fees reasonably incurred by that party in the defense or enforcement of the rights of that party.
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11.2	Tenant’s Indemnity.

(a)	Landlord’s Waivers. Landlord waives any Claims against Tenant and its Affiliates for perils insured or required to be insured by Landlord under subsections (2) and (3) of §9.2(a), except to the extent caused by the gross negligence or willful misconduct of Tenant or its Affiliates.

(b)	Tenant’s Indemnity. Unless waived by Landlord under (a), Tenant will indemnify and defend Landlord and its Affiliates and hold each of them harmless from and against Claims arising from:
(1)	Any accident or occurrence on or about the Premises, except to the extent caused by Landlord’s or its Affiliates’ gross negligence or willful misconduct;

(2)	Tenant’s or its Affiliates’ negligence or willful misconduct; or

(3)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Tenant in procuring this Lease.
11.3	Landlord’s Indemnity.

(a)	Tenant’s Waivers. Tenant waives any Claims against Landlord and its Affiliates for:
(1)	Peril insured or required to be insured by Tenant under subsections (2) and (3) of §9.1(a), except to the extent caused by the gross negligence or willful misconduct of Landlord or its Affiliates, but in no case including any special or consequential damages (such as interruption of business, loss of income, or loss of opportunity); or

(2)	Damage caused by any public utility, public work, other tenants or occupants of the Project, or persons other than Landlord.
(b)	Landlord’s Indemnity. Unless waived by Tenant under (a), Landlord will indemnify and defend Tenant and its Affiliates and hold each of them harmless from and against Claims arising from:
(1)	Landlord’s or its Affiliates’ gross negligence or willful misconduct; or

(2)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Landlord in procuring this Lease.
       11.4 Affiliates Defined. “Affiliates” means with respect to a party (a) that party’s partners, co-members and joint venturers, (b) each corporation or other entity that is a parent or subsidiary of that party, (c) each corporation or other entity that is controlled by or under common control of a parent of such party, and (d) the directors, officers, employees and agents of that party and each person or entity described in this §11.4(a-c).
       11.5 Survival of Waivers and Indemnities. Landlord’s and Tenant’s waivers and indemnities under §11.2 and §11.3 will survive the expiration or early termination of this Lease.
12.	CONDEMNATION
       12.1 Taking. “Taking” means acquiring of all or part of the Project for any public or quasi-public use by exercise of a right of eminent domain or under any other law, or any sale in lieu thereof. If a Taking occurs:
(a)	Total Taking. If because of a Taking substantially all of the Premises is untenantable for substantially all of the remaining Term, then the Lease terminates on the date of the Taking.

(b)	Partial Taking. If a Taking does not cause the Lease to be terminated under (a), then Landlord will restore (and later, if necessary) the Premises to be tenantable, unless the Lease is terminated by either Landlord or Tenant under the following circumstances:
(1)	Landlord may terminate the Lease upon 60 days prior written notice to Tenant if Landlord reasonably determines that it is uneconomical to restore or alter the Premises to be tenantable.

(2)	Tenant may terminate the Lease upon 60 days prior written notice to Landlord if the Taking causes more than 20% of the Premises to be untenantable for the remainder of the Term and Tenant cannot reasonably operate Tenant business for the Use in the remaining Premises.
(c)	If the Lease is not terminated under (a), the Rent will be reduced for the term of the Taking based upon the rentable area of the Premises made untenantable by the Taking.
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       12.2 Awards. Landlord is entitled to the entire award for any claim for a taking of any interest in this Lease or the Project, without deduction or offset for Tenant’s estate or interest; however, Tenant may make a claim for relocation expenses and damages to Tenant’s Personal Property and business to the extent that Tenant’s claim does not reduce Landlord’s award.
13.	TENANT TRANSFERS
13.1	Terms Defined.

(a)	Transfer Defined. “Transfer” means any:
(1)	Sublease of all or part of the Premises, or assignment, mortgage, hypothecation or other conveyance of an interest in this Lease;

(2)	Use of the Premises by anyone other than Tenant with Tenant’s consent;

(3)	Change in Tenant’s form of organization (e.g., a change from a partnership to limited liability company);

(4)	Transfer of 51% or more of Tenant’s assets, shares (excepting shares transferred in the normal course of public trading), membership interests, partnership interests or other ownership interests; or

(5)	Transfer of effective control of Tenant.
       13.2 Prohibited Transfers. Tenant may not enter into a Transfer or other agreement to use or occupy the Premises that provides for rent or other compensation based in whole or in part on the net income or profits from the business operated in the Premises. Tenant may not enter into a Transfer if the proposed transferee is directly or indirectly related to the Landlord under §856, et seq. of the Internal Revenue Code of 1986 (as amended). Any such Transfers shall be considered null, void and of no force or effect.
       13.3 Consent Not Required. Tenant may effect a Transfer to a transferee without Landlord’s prior consent, but with notice to Landlord prior to the transferee’s occupancy, if the transferee qualifies as a Permitted Transferee. A “Permitted Transferee” is any person or entity that meets all of the following requirements:
(a)	The transferee (1) controls, is controlled by, or is under common control with Tenant (for purposes hereof, “control” shall mean ownership of not less than 50% of all of the voting stock or legal and equitable interest in the entity in question), or (2) results from the merger or consolidation of Tenant, or (3) acquires all or substantially all of the stock and/or assets of Tenant as a going concern.

(b)	The transferee has a tangible net worth immediately following the Transfer not less than the greater of (1) Tenant’s tangible net worth immediately before the Transfer, or (2) Tenant’s tangible net worth as of the execution of this Lease.

(c)	The transferee’s occupying the Premises will not cause Landlord to breach any other lease or other agreement affecting the Project.
       13.4 Consent Required. Each proposed Transfer other than those prohibited under §13.2 or permitted under §13.3 requires Landlord’s prior consent, in which case the parties will proceed as follows:
(a)	Tenant’s Notice. Tenant shall notify Landlord at least 30 days prior to the proposed Transfer of the name and address of the proposed transferee and the proposed use of the Premises, and include in the notice the Transfer documents and copies of the proposed transferee’s balance sheets and income statements (both current and for the past 2 years).

(b)	Landlord’s Rights. Within 30 days after receipt of Tenant’s complete notice, Landlord may:
(1)	If the proposed Transfer is either an assignment of this Lease or sublease of substantially all of the Premises, terminate this Lease as of the proposed Transfer date; or

(2)	If the proposed Transfer is a sublease of all of the Premises or any part of the Premises that will be separately demised and have its own entrance from the Common Areas, exercise a right of first refusal to sublease such portion of the Premises at the lesser of (A) the Rent (prorated for subletting part of the Premises), or (B) the rent payable in the proposed Transfer; or
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(3)	Consent or deny consent to the proposed Transfer, consent not to be unreasonably withheld if:
(A)	Landlord determines, in Landlord’s sole discretion, that the proposed transferee has the financial capacity to meet its obligations under the proposed Transfer;

(B)	The proposed use is consistent with the Use and will not cause Landlord to be in breach of any lease or other agreement affecting the Project;

(C)	The proposed transferee is typical of tenants that directly lease premises in first-class office buildings;

(D)	The proposed transferee is not a government or diplomatic entity;

(E)	The proposed transferee is not an existing tenant or an Affiliate of an existing tenant, or a party with which Landlord is actively negotiating to lease space in the Building (or has, in the last 6 months, been actively negotiating to lease space in the Building); and

(F)	Tenant is not in Default under this Lease.
(c)	Compelling Consent. If Landlord does not consent to a Transfer, Tenant’s sole remedy against Landlord will be an action for specific performance or declaratory relief, and Tenant may not terminate this Lease or seek monetary damages.
       13.5 Payments to Landlord. Tenant shall pay Landlord 100% of Transfer receipts that exceed Tenant’s Rent (on a per square foot basis); after Tenant is reimbursed for Tenant’s reasonable and customary out-of-pocket costs incurred in the Transfer, including attorneys’ fees, Alterations, broker commissions, and any other market concessions. Tenant shall pay Landlord a $1,000 review fee for each proposed Transfer, excepting those in which Landlord exercises its rights under subsection (1) or (2) of §13.4(b).
       13.6 Effect of Transfers. No Transfer releases Tenant or any guarantor of this Lease from any Lease obligation. Landlord’s acceptance of a payment from any person or entity other than Tenant that occupies the Premises does not waive Tenant’s obligations under this Article 13. If Tenant is in default of this Lease, Landlord may proceed against Tenant without exhausting any remedies against any transferee and may require (by written notice to any transferee) any transferee to pay Transfer rent owed Tenant directly to Landlord (which Landlord will apply against Tenant’s Lease obligations). Termination of this Lease for any reason will not result in a merger. Each sublease will be deemed terminated upon termination of this Lease unless Landlord notifies the subtenant in writing of Landlord’s election to assume any sublease, in which case the subtenant shall attorn to Landlord under the executory terms of the sublease.
14.	LANDLORD TRANSFERS
       14.1 Landlord’s Transfer. Landlord’s right to transfer any interest in the Project or this Lease is not limited by this Lease. Upon any such transfer, Tenant will attorn to Landlord’s transferee and Landlord will be released from liability under this Lease, except for any Lease obligations accruing before the transfer that are not assumed by the transferee.
       14.2 Subordination. This Lease is, and will at all times be, subject and subordinate to each ground lease, mortgage, deed to secure debt or deed of trust now or later encumbering the Building, including each renewal, modification, supplement, amendment, consolidation or replacement thereof (each, an “Encumbrance”). At Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Landlord (or, at Landlord’s request, the Encumbrance holder) any instrument reasonably necessary to evidence this subordination. Notwithstanding the foregoing, each Encumbrance holder may unilaterally elect to subordinate its Encumbrance to this Lease.
       14.3 Attornment. Tenant will automatically attorn to any transferee of Landlord’s interest in the Project that succeeds Landlord by reason of a termination, foreclosure or enforcement proceeding of an Encumbrance, or by delivery of a deed in lieu of any foreclosure or proceeding (a “Successor Landlord”). In this event, the Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant on all of the terms of this Lease, except that the Successor Landlord shall not be:
       (a) Liable for any obligation of Landlord under this Lease, or be subject to any counterclaim, defense or offset accruing before Successor Landlord succeeds to Landlord’s interest;
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       (b) Bound by any modification or amendment of this Lease made without Successor Landlord’s consent,
       (c) Bound by any prepayment of more than one month’s Rent;
       (d) Obligated to return any Security Deposit not paid over to Successor Landlord, or
       (e) Obligated to perform any improvements to the Premises (or provide an allowance therefor). Upon Successor Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Successor Landlord any instrument reasonably necessary required to evidence such attornment.
       14.4 Estoppel Certificate. Within 10 days after receipt of Landlord’s written request, Tenant (and each guarantor and transferee of an interest in the Lease) will execute, acknowledge and deliver to Landlord a certificate upon which Landlord and each existing or prospective Encumbrance holder may rely confirming the following (or any exceptions to the following):
       (a) The Commencement Date and Expiration Date;
       (b) The documents that constitute the Lease, and that the Lease is unmodified and in full force and effect;
       (c) The date through which Base Rent, Additional Rent, and other Rent has been paid, including any unapplied Prepaid Rent;
       (d) That neither Landlord nor Tenant is in default of this Lease;
       (e) That Landlord has satisfied all Lease obligations to improve the Premises (or provide Tenant an allowance therefor) and Tenant has accepted the Premises;
       (f) That Tenant solely occupies the Premises; and
       (g) Such other matters concerning this Lease or Tenant’s occupancy that Landlord may reasonably require.
15.	DEFAULT AND REMEDIES
15.1	Tenant’s Default and Landlord’s Remedies.

(a)	Tenant’s Default. Tenant is in default of this Lease if any of the following occur:
(1)	Tenant fails to pay Rent when due, and the failure continues for 3 business days after Landlord notifies Tenant of this failure under §17.2 (Tenant waiving any other notice that may be required by law).

(2)	Tenant fails to perform a non-monetary Lease obligation of Tenant and the failure continues for 10 business days after Landlord notifies Tenant of this failure, except that:
(A)	In an emergency Landlord may require Tenant to perform this obligation in a reasonable time of less than 10 days, or

(B)	If Tenant begins performing this obligation within 10 days after Landlord notifies Tenant of this failure, but it will reasonably take more than 10 days to complete performing the obligation, then Tenant will have a reasonable amount of additional time, but not to exceed an additional 20 days, to complete performing the obligation.
(3)	Tenant consummates a Transfer that violates Article 13.

(4)	Tenant fails to discharge any attachment or levy on Tenant’s interest in this Lease within 15 days after the attachment or levy encumbers this Lease or commence legal action for same.

(5)	Tenant fails to cause any of the following proceedings to be vacated or dismissed within 60 days after they are commenced: (A) the appointment of a receiver or trustee of the assets of Tenant or any guarantor of this Lease; (B) the voluntary or involuntary bankruptcy of Tenant or any guarantor of this Lease; or (C) any assignment for the benefit of creditors of the assets of Tenant or any guarantor of this Lease.
(b)	Landlord’s Remedies. If Tenant is in default under (a), Landlord may, without prejudice to the exercise of any other remedy, exercise any remedy available under law, including those described below:
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(1)	Landlord may enter the Premises as reasonably required and cure Tenant’s default on Tenant’s behalf without releasing Tenant from any Lease obligation, and Tenant shall reimburse Landlord on demand for all costs of such cure, plus Landlord’s standard administration fee.

(2)	Landlord may terminate this Lease upon notice to Tenant (on a date specified in the notice) and recover possession of the Premises from Tenant. At Landlord’s election, either:
(A)	Landlord may recover any Rent unpaid as of the termination date, and Tenant will remain liable for the payment when due of Rent for the remaining Term, less the proceeds that Landlord receives in reletting the Premises, but only after Landlord is reimbursed from these proceeds for the expenses Landlord incurs to recover possession of the Premises and relet the Premises; or

(B)	Landlord may recover any Rent unpaid as of the termination date, and further recover the present value as of the termination date (calculated using the then current discount rate of the Federal Reserve Bank of New York) of the Rent to be paid for the Term remaining after the termination date (assuming 8% annual increases in Additional Rent) exceeds the proceeds that Landlord receives in reletting the Premises, but only after Landlord is reimbursed from these proceeds for the expenses Landlord incurs to recover possession of the Premises and relet the Premises.
(3)	Terminate this Lease as provided in Subsection 15.1(b)(1) hereof and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination, is calculated as follows: (A) the value of the excess, if any, of (i) the Base Rent, Additional Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the Expiration Date had this Lease not been terminated (the “Remaining Term”), over (ii) the aggregate reasonable rental value of the Premises for the Remaining Term (calculated using a discount rate of eight percent (8%)); plus (B) the costs of recovering possession of the Premises and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorney’s fees; plus (C) the unpaid Base Rent and Additional Rent earned as of the date of termination plus any interest and late fees due hereunder, plus other sums of money and damages owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Premises. The amount as calculated above shall be deemed immediately due and payable. The payment of the amount calculated in subparagraph (2)(A) shall not be deemed a penalty but shall merely constitute payment of liquidated damages, it being understood and acknowledged by Landlord and Tenant that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. In determining the aggregate reasonable rental value pursuant to subparagraph (2)(A)(ii) above, the parties hereby agree that, at the time Landlord seeks to enforce this remedy, all relevant factors should be considered, including, but not limited to: (a) the length of time remaining in the Remaining Term; (b) the then current market conditions in the general area in which the Building is located; (c) the likelihood of reletting the Premises for a period of time equal to the Remaining Term; (d) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which the Building is located; (e) the vacancy levels in the general area in which the Building is located; (f) current levels of new construction that will be completed during the Remaining Term and how this construction will likely affect vacancy rates and rental rates; and (g) inflation; or

(3)	Landlord may use reasonably necessary force to enter and take possession of all or any part of the Premises, expel Tenant or any other occupant, and remove their personal property, and the entry will not constitute a trespass or terminate the Lease. After regaining possession of the Premises, Landlord may relet the Premises for Tenant’s account, but Landlord will not be responsible or liable if Landlord fails to do so or is unable to collect rent due from any reletting. Tenant will continue to pay Rent due, less a credit for the proceeds that Landlord receives in reletting the Premises, but only after Landlord is reimbursed from these proceeds
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for the expenses Landlord incurs to recover possession of the Premises and relet the Premises.

(4)	For any amounts owed under (1), (2), or (3), Landlord may recover interest at the maximum interest rate permitted under law (“Default Rate”) from the date each amount is due until paid by Tenant.
(c)	Each notice required under (a) may be given according to §17.2, and Tenant waives any other notice that may be required by law.

15.2	Landlord’s Default and Tenant’s Remedies.

(a)	Landlord Default. Landlord is in default of this Lease if Landlord fails to perform any obligation Lease obligation of Landlord and the failure continues, after Tenant notifies Landlord of the failure, for 20 days or such longer period of time that may be reasonable if more than 20 days is required to perform the obligation.

(b)	Tenant’s Remedies. If Landlord is in default of this Lease under (a), then Tenant may exercise any remedy available under law that is not waived or limited under this Lease, subject to the following:
(1)	Tenant may not terminate this Lease due to any Landlord default, and Tenant’s remedies shall be limited to specific performance and monetary damages

(2)	Landlord’s liability under this Lease is limited to, and may be enforced only against, Landlord’s interest in the Building. This Lease does not bind and is not enforceable against Landlord’s Affiliates.

(3)	Under no circumstances will Landlord be liable for any form of special, indirect or consequential damages, including lost profits and damage to business interests.
       15.3 Enforcement Costs. If Landlord brings a claim against Tenant to enforce or interpret any provision of this Lease (including any claim in a bankruptcy or an assignment for the benefit of creditors) and Landlord prevails in such action, then Tenant shall reimburse Landlord for all reasonable attorneys’ fees incurred by Landlord in pursuing the claim, including the value of services provided by counsel employed by Landlord or its Affiliates in the amount that Landlord would have reasonably incurred it the services had been performed by unaffiliated counsel.
       15.4 Jury Trial. Landlord and Tenant each waive trial by jury in any action, proceeding or counterclaim brought by either party against the other concerning any matter related to this Lease.
       15.5 Force Majeure. “Force Majeure” means any cause or event beyond both Landlord’s and Tenant’s reasonable control, including any act of God, government act or restriction, labor disturbance, general shortage of materials or supplies, riot, insurrection, or act of war or terrorism. Force Majeure excuses a party from performing any non-monetary Lease obligation for a commercially reasonable time.
16.	SECURITY DEPOSIT
       16.1 Deposit. Tenant will deposit the Security Deposit and Prepaid Rent with Landlord on Tenant’s execution of this Lease. Landlord is not required to either segregate such amounts from any other funds or pay any interest thereon. The Security Deposit secures Tenant’s performance of all Lease obligations. Landlord may apply the Security Deposit against any cost Landlord incurs or damage Landlord suffers because Tenant fails to perform any Lease obligation, including payment of Rent. Upon Landlord’s demand, Tenant shall immediately replenish any Security Deposit so applied.
       16.2 Application of Prepaid Rent and Refund of Security. If Tenant is not then in any uncured monetary Default, Landlord will automatically apply the Prepaid Base Rent, as described in Section 1.1 (k) above towards the Base Rent and Additional Rent due in months four (4) through nine (9) of the Lease. If Tenant fully and faithfully performs all of its Lease obligations, then Landlord will refund the Security Deposit (or any balance remaining) to Tenant within 60 days of the expiration or early termination of the Term and Tenant’s vacation and surrender of the Premises to Landlord in the condition required by §3.3. If Tenant has assigned this Lease, Landlord may return the Security Deposit to either Tenant or the then current assignee. Landlord’s transfer of the Security Deposit to any transferee of Landlord’s interest in the Building relieves Landlord of its obligations under this section, and Tenant will look solely to Landlord’s transferee for return of the Security Deposit.
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17.	MISCELLANEOUS
       17.1 Rules and Regulations. Tenant will comply with the Rules and Regulations attached as Exhibit B. Landlord may reasonably modify or add to the Rules and Regulations upon notice to Tenant. If the Rules and Regulations conflict with this Lease, the Lease shall govern.
       17.2 Notice. Notice to Landlord must be given to Landlord’s Notice Addresses. Notice to Tenant must be given to Tenant’s Notice Addresses. By notice to the other, either party may change its Notice Address. Each notice must be in writing and will be validly given if either: (a) the notice is personally delivered and receipt is acknowledged in writing; or (b) the notice is delivered by a nationally recognized overnight courier service (e.g. FedEx or Airborne Express) and receipt is acknowledged in writing. If the party to receive notice refuses to accept delivery or acknowledge its receipt in writing, then notice may be validly given by mailing the notice first-class, certified or registered mail, postage prepaid, and the notice will be deemed received by the party 2 business days after the deposit of the notice in the U.S. Mail.
       17.3 Relocation. Landlord may relocate Tenant one (1) time during the initial Term to other premises in the Building, One Allen Center, or Two Allen Center (“Replacement Premises”) upon not less than 60-days’ notice, provided that the Replacement Premises is comparably sized, with a substantially similar floorplan as the Premises. If Landlord elects to relocate Tenant under this §17.3, then Landlord will, at Landlord’s cost, construct Leasehold Improvements and will pay for all other costs associated with Tenant’s Relocation.
       17.4 Building Name. Tenant shall not use the Building’s name or image for any purpose, other than Tenant’s address. Landlord may change the name of the Building without any obligation or liability to Tenant.
       17.5 Entire Agreement. This Lease is deemed integrated and contains all of each party’s representations, waivers and obligations. The parties may only modify or amend this Lease in a writing that is fully executed and delivered by each party.
       17.6 Successors. Unless provided to the contrary elsewhere in this Lease, this Lease binds and inures to the benefit of each party’s heirs, successors and permitted assignees.
       17.7 No Waiver. A party’s waiver of a breach of this Lease will not be considered a waiver of any other breach. No custom or practice that develops between the parties will prevent either party from requiring strict performance of the terms of this Lease. No Lease provision or act of a party creates any relationship between the parties other than that of landlord and tenant.
       17.8 Independent Covenants. The covenants of this Lease are independent. A court’s declaration that any part of this Lease is invalid, void or illegal will not impair or invalidate the remaining parts of this Lease, which will remain in full force and effect.
       17.9 Captions. The use of captions, headings, boldface, italics or underlining is for convenience only, and will not affect the interpretation of this Lease.
       17.10 Authority. Individuals signing this Lease on behalf of Tenant represent and warrant that they are authorized to bind Tenant to this Lease, and that Tenant is qualified to do business in the State of Texas. If required by Landlord, Tenant will, at Tenant’s cost, provide Landlord with a corporate resolution, opinion of counsel or other documentation acceptable to Landlord proving the authority of each individual signatory to bind Tenant to this Lease.
       17.11 Applicable Law. The laws of the State of Texas govern this Lease. In any action brought under this Lease, Tenant submits to the jurisdiction of the courts of the State of Texas, and to venue in the County of Harris.
       17.12 Confidentiality. Tenant will not record this Lease or a memorandum of this Lease without Landlord’s written consent. Tenant will keep the terms of this Lease confidential and, unless required by law, may not disclose the terms of this Lease to anyone other than Tenant’s Affiliates to the extent necessary to Tenant’s business.
       17.13 Reasonableness. Tenant’s sole remedy for any claim against Landlord that Landlord has unreasonably withheld or unreasonably delayed any consent or approval shall be an action for injunctive or declaratory relief.
       17.14 Time. Time of the essence as to all provisions in this Lease in which time is a factor.
       17.15 Quiet Enjoyment. So long as Tenant is not in default of this Lease and except as provided in the Lease, Landlord will not interfere with Tenant’s peaceful and quiet enjoyment of the Premises for the Term. Landlord is
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not liable for, and Tenant will not be released from any obligation under this Lease because of any interference with Tenant’s peaceful and quiet enjoyment of the Premises that is caused by any other person, including other tenants.
       17.16 Right to Enter Premises. Landlord may enter the Premises at any reasonable time to inspect the Premises, to show the Premises to prospective lenders, purchasers or tenants, to perform Landlord’s duties under this Lease, or to exercise Landlord’s rights under §8.2. In connection with any permitted entry to perform Landlord’s duties or exercise Landlord’s rights under §8.2, Landlord may erect and use structures reasonably required by the nature of the work (including scaffolding, pipes and conduits), and may open or penetrate the Base Building or any Leasehold Improvements. If any Leasehold Improvements are damaged by Landlord as a result of Landlord exercising its rights under this §17.16, then Landlord will repair or replace the damaged portion, only, to match the original as nearly as is commercially reasonable.
       17.17 Exhibits. The exhibits includes the attached exhibits. If any exhibit is inconsistent with the terms of this Lease, the provisions of this Lease will govern.
       17.18 DTPA Inapplicable. It is the intent of Landlord and Tenant that the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (the “DTPA”) be inapplicable to this Lease and the transaction evidenced hereby. Accordingly, Tenant hereby represents and warrants to Landlord as follows:
(i)	The total consideration paid or to be paid by Tenant over the term of this Lease exceeds $500,000.00.

(ii)	Tenant is represented by legal counsel of its own choice and designation in connection with the transaction contemplated by this Lease;

(iii)	Tenant’s counsel was not directly or indirectly identified, suggested or selected by Landlord or an agent of Landlord; and

(iv)	Tenant is leasing the Premises for business or commercial purposes, not for use as Tenant’s residence.
       17.19 Parking Rights. Parking permits shall be provided to Tenant during the term of this Lease and any renewal thereof in accordance with the terms and conditions set forth in Section 1.1(p) above and Exhibit D attached hereto and made a part hereof for all purposes.
       17.20 Renewal Option. Tenant shall have an option to renew the term of this Lease in accordance with the terms and conditions set forth in Exhibit G attached hereto and made a part hereof for all purposes.
       17.21 Club Memberships. Upon Tenant’s request, if given at any time on within one (1) year of the Commencement Date, Landlord will be responsible for paying the initiation fees for “Resident Associate” type memberships (the “Club Memberships”) for up to four (4) of Tenant’s directors and/or employees, in The Downtown Club at the Met. All membership agreements or arrangements with the Club Memberships will be handled directly between Tenant’s employees and The Downtown Club at the Met, and Tenant’s employees shall be solely responsible for all dues, charges and other assessments associated with the use of the Club Memberships. The Club Memberships may not be transferred and shall revert back to Landlord upon the Expiration Date or earlier termination of the Lease.
       17.22 Right of First Refusal. Tenant has a right of first refusal to lease any vacant space on Floor 39 of the Building, subject to the terms and conditions of Exhibit “I” attached hereto and made a part hereof for all purposes.
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     Having read and intending to be bound by the terms and provisions thereof, Landlord and Tenant have executed this Lease as follows.

LANDLORD:		TENANT:

TRIZEC TEXAS CS LIMITED PARTNERSHIP,		TOUCHSTONE RESOURCES U.S.A.,
a Delaware limited partnership		INC., a Delaware corporation

By:	Trizec Texas CS GP, LLC,
	a Delaware limited liability company	By:

Name:

Title:

By:	/s/ PAUL H. LAYNE

Paul H. Layne, Vice President

By:	/s/ STEVEN M. LUKINGBEAL

Steven M. Lukingbeal, Assistant Secretary
For Landlord office use only. Not a part of this document.
Sequence No. 1:                                 Sequence No. 2:                                 Sequence No. 3:
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EXHIBIT A — LOCATION OF PREMISES
Three Allen Center• Houston, Texas
Suite #3900
A-1

EXHIBIT B — RULES & REGULATIONS
Three Allen Center• Houston, Texas
Suite #3900
     1. Landlord’s Entry. Landlord may enter the Premises at all reasonable hours to perform its obligations under this Lease. During the last 12 months of the Term, Landlord may enter the Premises with reasonable prior notice to Tenant to show the Premises to prospective tenants.
     2. Right to Exclude. Landlord may require that Tenant, its Affiliates and guests comply with each reasonable security measure that Landlord may establish as a condition entry to the Premises, Building or Project. These measures may include submitting to a search by persons or devices employed by Landlord, presenting an identification card or pass issued by the government, Landlord, or both, being announced to Tenant and accepted as a visitor by Tenant, and signing a register on entry and exit. Any person who cannot comply with these requirements may be excluded from the Project. If Landlord requires a Building pass issued by Landlord as a condition of entry to the Premises, Building or Project, Landlord will furnish a Building pass to all persons reasonably designated by Tenant in writing. Landlord may exclude or expel from the Project any person who, in Landlord’s reasonable opinion, is intoxicated or under the influence of alcohol or drugs.
     3. Obstructions. Tenant will not cause the Common Areas, or sidewalks or driveways outside the Building to be obstructed. Landlord may, at Tenant’s expense, remove any such obstruction without prior notice to Tenant.
     4. Trash. Tenant will place trash in proper receptacles in the Premises provided by Tenant at Tenant’s cost, or in Building receptacles designated by Landlord. Tenant may not litter in the Common Areas, or sidewalks or driveways outside the Building.
     5. Public Safety. Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls. Tenant will not use any fire exits or stairways in the Building except in case of emergency.
     6. Keys and Locks. Landlord may from time to time install and change locks on entrances to the Project, Building, Common Areas or Premises, and will provide Tenant a number of keys to meet Tenant’s reasonable requirements. Additional keys will be furnished by Landlord at Tenant’s cost. At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises issued by Landlord to Tenant. Unless Tenant obtains Landlord’s prior written consent, Tenant will not add any locks or change existing locks on any door to the Premises, or in or about the Premises. If with Landlord’s consent, Tenant installs any lock incompatible with the Building master locking system, Tenant will: relieve Landlord of each Lease obligation that requires access to each affected area; indemnify Landlord against any claim resulting from forced entry to each affected area in an emergency; and, at the end of the Term, remove each incompatible lock and replace it with a Building Standard lock at Tenant’s expense.
     7. Aesthetics. Unless Tenant obtains Landlord’s prior written consent (which may be withheld in Landlord’s sole discretion), Tenant may not:
(a)	Attach any awnings, signs, displays or projections to either the outside walls or windows of the Building, or to any part of the Premises visible from outside the Premises;

(b)	Hang any non-Building Standard curtains, blinds, shades or screens in any window or door of the Premises;

(c)	Coat or sunscreen the interior or exterior of any windows; or

(d)	Place any objects on windowsills.
     8. Directories and Signs. Tenant will have one (1) listing for each 1,000 RSF of the Premises in the Building’s directory in the main lobby. The Premises will be identified by 1 Building Standard sign consisting of Tenant’s name and suite number, located at the entrance to the Premises. The initial lobby directory listing and Premises sign will be at Landlord’s cost and expense, and any changes to the listing or sign will be made at Tenant’s cost and expense.
     9. HVAC Operation. Tenant will not obstruct the HVAC convectors or diffusers, or adjust or interfere with the HVAC system. Tenant will assist the HVAC system in maintaining comfort in the Premises by drawing shades,
B-1

blinds and other window coverings in the Premises as may be reasonably required. Tenant may not use any method of heating or cooling the Premises other than that supplied by Landlord.
     10. Plumbing. Tenant will use plumbing fixtures only for the purpose for which they are constructed. Tenant will reimburse Landlord for any damage caused by Tenant’s misuse of plumbing fixtures.
     11. Equipment Location. Landlord may specify the location of any of Tenant’s Business machines, mechanical equipment or other property that are unusually heavy, may damage the Building, or may cause vibration, noise or annoyance to other tenants. Tenant will reimburse Landlord for any professional engineering certification or assistance reasonably required to determine the location of these items.
     12. Bicycles. Tenant may not bring bicycles or other vehicles into the Building or Premises. Bicycles and other vehicles may only be parked in areas designated by Landlord.
     13. Animals. Tenant may not bring any birds or animals, excepting seeing-eye/assistance dogs, into the Building or Premises.
     14. Carpet Protection. To protect carpeting in the Premises, Tenant will, at its own expense, install and maintain pads to protect the carpet under all furniture having castors other than carpet castors.
     15. Elevators. Any use of the elevators for purposes other than normal passenger use (such as moving to or from the Building or delivering freight), whether during or after Business Hours, must be scheduled through the office of the Property Manager. Tenant will reimburse Landlord for any extra costs incurred by Landlord in connection with any such non-passenger use of the elevators.
     16. Moving and Deliveries. Tenant’s movers are subject to Landlord’s reasonable approval. Moving of Tenant’s Personal Property and deliveries of materials and supplies to the Premises must be made during the times and through the entrances, elevators and corridors reasonably designated by Landlord. Moving and deliveries may not be made through any of the main entrances to the Building without Landlord’s prior permission. Any hand truck or other conveyance used in the Common Areas must be equipped with rubber tires and rubber side guards to prevent damage to the Building and its property. Tenant will promptly reimburse Landlord for the cost of repairing any damage to the Building or its property caused by any person making deliveries to the Premises.
     17. Solicitation. Canvassing, soliciting and peddling in the Building are prohibited and Tenant will cooperate in preventing the same.
     18. Food. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute food in or around the Project. Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food.
     19. Work Orders. Only authorized representatives of Tenant may request services or work on behalf of Tenant. Tenant may not request that Building employees perform any work outside of their duties assigned by Landlord.
     20. Smoking. Neither Tenant nor its Affiliates shall smoke or permit smoking in any part of the Premises, Building, Common Areas or Project in which Landlord, in Landlord’s sole discretion, prohibits smoking or in which smoking is prohibited by law. Landlord may designate the entire Building, Common Areas or Project a no-smoking area.
     21. Rules Applied. These Rules and Regulations apply equally to Tenant’s Affiliates and others permitted by Tenant to access, use or occupy the Premises.
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EXHIBIT C — LEGAL DESCRIPTION OF LAND
TRACT C — THREE ALLEN CENTER TRACT
BEING a tract or parcel of land containing 119,202 square feet out of the John Austin Survey, Abstract No. 1, and the Obedience Smith Survey, Abstract No. 696, Harris County, Texas, and being part of those certain tracts designated as “Tract 1, 2, 3 and Tract 4" per the deed recorded in Volume 7769, Page 592, of Harris County Deed Records, and a part of certain street rights-of-way as closed by City Council Motion No. 70-1288, passed April 15, 1970 and filed in Volume 8104, Page 1 of said Deed Records and being more particularly described by metes and bounds as follows with all bearings and coordinates referenced to the Texas Coordinate System, South Central Zone:
BEGINNING at the most northerly cut-back corner (X=3,150,861.30, Y=717,454.95) at the intersection of the south right-of-way line of West Dallas Avenue (80 feet wide) with the easterly right-of-way line of Clay Avenue (100 feet wide);
THENCE, North 87 37' 33" East, a distance of 156.34 feet along the south right-of-way line of said West Dallas Avenue to the beginning of a tangent curve to the left;
THENCE, 135.53 feet northeasterly along the arc of said curve (Delta Angle = 54 45' 36", Radius = 141.81 feet, Chord = North 60 14' 45" East, 130.43 feet) to a point at the end of said curve in the southeasterly right-of-way line of Bagby Street (varying width), said point also being a point on a non-tangent curve to the left;
THENCE, 126.55 feet easterly along the southeasterly right-of-way line of said Bagby Street and the arc of said curve (Delta Angle = 10 54' 11", Radius = 665.00 feet, Chord = North 38 18' 56" East, 126.36 feet);
THENCE, South 32 51' 57" West, 172.98 feet;
THENCE, South 57 08' 03" East, 20.62 feet;
THENCE, North 77 51' 57" East, 45.24 feet;
THENCE, South 57 08' 03" East, 121.23 feet;
THENCE, North 32 51' 57" East, 27.13 feet;
THENCE, North 77 51' 57" East, 7.07 feet;
THENCE, South 57 08' 03" East, 126.44 feet;
THENCE, South 32 51' 57" West, 90.00 feet;
THENCE, North 57 08' 03" West, 129.15 feet;
THENCE, South 32 51' 57" West, 196.42 feet;
THENCE, South 57 08' 03" East, 219.67 feet;
THENCE, South 87 36' 57" West, 10.28 feet to the beginning of a tangent curve to the right;
THENCE, 143.43 feet westerly along the arc of said curve (Delta Angle = 18 58' 09", Radius = 433.22 feet, Chord = North 82 53' 58" West, 142.77 feet);
THENCE, South 16 35' 07" West, 15.00 feet to an intersection with the northeasterly right-of-way line of said Clay Avenue and a point on a non-tangent curve to the right;
C-1

THENCE, 415.17 feet northwesterly along the northeasterly right-of-way line of Clay Avenue and the arc of said curve (Delta Angle = 53 04' 18", Radius = 448.22 feet, Chord = North 46 52' 45" West, 400.49 feet) to a point of a compound curve to the right;
THENCE, 93.22 feet northwesterly along said northeasterly right-of-way line of Clay Avenue and the arc of said curve (Delta Angle = 09 09' 01", Radius = 583.72 feet, Chord = North 15 46' 05" West, 93.12 feet) to a point on a cut-back to the right;
THENCE, North 38 27' 43" East, 13.08 feet along said cut-back to the POINT OF BEGINNING, containing a computed area of 119,202 square feet of land.
C-2

EXHIBIT D — PARKING
Three Allen Center• Houston, Texas
Suite #3900
     1. Garage/Rates. The Allen Center Garage and Metropolitan Racquet Club Garage (the “Parking Garage”). The current monthly charge in the Allen Center Parking Garage is $161.66 (plus sales tax) for unreserved permits and $180.14 to $226.33 (plus sales tax) for reserved permits. The current monthly charge in the Metropolitan Racquet Club Garage is $143.19 (plus sales tax) for unreserved permits and $180.14 to $226.33 (plus sales tax) for reserved permits. The location of the Parking Garage and permits shall be designated by Landlord. At the option of Tenant, up to two (2) of the Permits may be reserved permits.
     2. Grant and Rental Fee. Tenant shall rent on a “must-take” basis the number of Parking Permits set forth in Article 1 of the Lease (“Tenant’s Parking Allotment”) in the Parking Garage during the entire Term at such monthly rates (plus any applicable tax thereon) and subject to such terms, conditions, and regulations as are, from time to time, promulgated by Landlord or the manager of the Parking Garage, as applicable, and charged or applicable to patrons of the Parking Garage for spaces similarly situated therein, as determined by Landlord, in Landlord’s sole discretion. Notwithstanding the foregoing, provided no event of uncured monetary default has occurred and is continuing under the Lease, Tenant shall receive a thirty percent (30%) discount on all of its parking for the first (1st) year of the Term of the Lease, except for any VIP Spaces. In addition, to the Parking Permits described above, Tenant shall have the option to rent up to four (4) unreserved VIP permits in the Parking Garage under the Building at an initial rate of $290.99 per permit (plus sales tax) and one (1) additional reserved permit.
     3. Use. Tenant’s parking permits may be used only by Tenant’s employees (each a “Patron”). Patrons will be granted access to the parking facilities only upon the signing of Landlord’s standard parking license with Landlord. Storage of Vehicles overnight is prohibited, except in the event of normal business travel by Tenant and/or any of its invitees, clients, employees, directors, etc.
     4. Assignment. Except as permitted under Article 13, neither Tenant nor any Patron may assign its rights to parking. Landlord may freely assign Landlord’s rights and obligations under this exhibit to any successor Facilities.
     5. Disclaimer. Each Patron only has a license to park in the Parking Facilities at the Patrons’ sole risk. No bailment is created. Landlord is not obligated to secure or insure Vehicles or their contents, and is not responsible for any fire, theft, damage or loss to any Vehicle or its contents, unless such fire, theft damage or loss is caused by Landlord, its agents and employees. Attendants are present solely to assist Patrons and are not required to verify ownership of Vehicles existing in the Parking Facilities. Landlord does not represent, guaranty or warrant that any communication or security systems, devices or procedures in the Parking Facilities will be effective to prevent any loss, damage or injury to Tenant, Patrons or their guests. Landlord may discontinue or modify any of these systems, devices or procedures at any time without any liability to Tenant, Patrons, or their guests.
     6. Repairs, Improvements, Damage or Condemnation. If any Patron is unable to use the Parking Facilities because of major repairs or improvements, damage or condemnation to the Parking Facilities or Project, Landlord will not be in default of this Lease, but Tenant’s or the Patron’s obligation to pay monthly parking fees will be abated for so long as the Parking Facilities cannot reasonably be used by Tenant. Abatement of Tenant’s or the Patron’s monthly parking fees is Tenant’s and the Patron’s sole remedy if Landlord fails to provide Tenant with use of the Parking Facilities.
     7. Rules and Regulations. This license is conditioned upon each Patrons compliance with the following Rules and Regulations of the Parking Facilities:
(a)	Patrons may be required to display a sticker, tag or other identification;

(b)	Vehicles must be parked entirely within the stall lines painted on the floor, and parking is prohibited in areas not striped for parking, aisles, areas where “No Parking” signs are posted, in cross hatched areas and in such other areas as may be designated by Landlord including areas designated as “Visitor Parking” or reserved spaces not licensed under this Lease;

(c)	All directional signs and arrows must be observed;
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(d)	The speed limit shall be 5 miles per hour, unless posted otherwise;

(e)	Unless attended parking is required by Landlord, each Patron must park and lock their own Vehicles;

(f)	Spaces designated for compact Vehicles shall not be used by full-sized Vehicles;

(g)	Parking Facilities’ managers and attendants are not authorized to make or allow any exceptions to these Rules and Regulations; and

(h)	These Rules and Regulations may be modified by Landlord with written notice to Tenant.
     8. Default. Failure to timely pay the parking fees due under this license is both a default of this license and a default of the Lease, and Landlord, in addition to the remedies provided under the Lease, terminate Tenant’s right to use the Parking Facilities. Landlord may refuse to permit any Patron who violates the rules to park in the Parking Facilities and may removal the Patron’s Vehicle at the Patron’s and Tenant’s expense, without any liability or interference with Tenant’s right to quiet possession of the Premises.
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EXHIBIT E — NOTICE OF LEASE TERM
Three Allen Center• Houston, Texas
Suite #3900
     This NOTICE OF LEASE TERM (“NLT”) is given by Touchstone Resources U.S.A., Inc., a Delaware corporation (“Tenant”) to Trizec Texas CS Limited Partnership, a Delaware limited partnership (“Landlord”), with respect to that certain Lease dated ___, 2006 (“Lease”), under which Tenant has leased from Landlord certain premises known as Suite #3900 (“Premises”), located at Three Allen Center, 333 Clay Street, Houston, Texas 77002 (“Building”).
     In consideration of the mutual covenants and agreements stated in the Lease, and intending that this Agreement may be relied upon by Landlord and any prospective purchaser or present or prospective Encumbrance holder, Tenant certifies and confirms the following:
(a)	The Commencement Date is , 2006.

(b)	The Expiration Date is , 200___.
     Except for those terms expressly defined in this NLT, all initially capitalized terms will have the meanings stated for such terms in the Lease.
Executed this __________ day of                                         , 2006.
Tenant
Touchstone Resources U.S.A., Inc.,
a Delaware corporation

By:

Print:

Title:

Landlord
Trizec Texas CS Limited Partnership,
a Delaware limited partnership

By:	Trizec Texas CS GP LLC,
a Delaware limited liability company

By:	/s/ PAUL H. LAYNE
Paul H. Layne, Vice President

By:	/s/ STEVEN M. LUKINGBEAL
Steven M. Lukingbeal, Assistant Secretary

EXHIBIT F — WORK LETTER
Three Allen Center • Houston, Texas
Suite #3900
     This Work Letter (“Work Letter”) describes and specifies the rights and obligations of Landlord and Tenant with respect to certain allowances granted to Tenant hereunder and rights and responsibilities of Landlord and Tenant with respect to the design, construction and payment for the completion of the Initial Improvements within the Premises.
     1. Definitions. Terms which are defined in the Lease shall have the same meaning in this Work Letter. Additionally, as used in this Work Letter, the following terms (when delineated with initial capital letters) shall have the respective meaning indicated for each as follows:
     (a) “Allowance” shall mean a sum not to exceed $25.00 per RSF within the initial 14,679 square feet comprising the Premises (a maximum of$366,975.00). The Allowance shall be used for the construction of the Initial Improvements in the Premises (above and below ceiling), architectural drawings (but not to exceed $2.00 per RSF of the Premises), structural, mechanical, and electrical modifications to the Premises, voice/data cabling, accessibility plan review and inspection, asbestos survey per SB-509, graphics, and security system. Tenant shall have the right to use up to $3.00 per RSF of the unused Allowance for moving.
     (b) “Basic Construction” of the Building shall mean the structure of the Building as built on the date of this Work Letter and all other improvements, fixtures and facilities constituting a part of the Project.
     (c) “Landlord’s Architect” shall mean the architect designated by Landlord as its architect, from time to time, to perform the functions of Landlord’s Architect hereunder.
     (d) “Plans and Specifications” shall mean collectively, the plans, specifications and other information prepared or to be prepared by Tenant’s Architect and, where necessary, by Landlord’s electrical, mechanical and structural engineers, all at Tenant’s expense, which shall detail the Work required by Tenant in the Premises and which shall be approved in writing by both Tenant and Landlord prior to the commencement of such Work.
     (e) “Tenant’s Architect” shall mean Harry Gendel Architects, who is an architect licensed to practice in the State of Texas.
     (f) “Work” shall mean all materials and labor to be added to the Basic Construction of the Building in order to complete the installation of the Initial Improvements within the Premises for Tenant in accordance with the Plans and Specifications, including, without limitation any modification to Basic Construction of the Building, any structural modifications to the Building, any electrical or plumbing work required to meet Tenant’s electrical and plumbing requirements, and any special air conditioning work required to be performed in the Premises.
     (g) “Cost of the Work” shall mean the cost of all materials and labor to be added to the Basic Construction of the Building in order to complete the installation of the Initial Improvements within the Premises in accordance with the Plans and Specifications.
     (h) “Landlord’s Costs” shall mean that portion of the Cost of the Work up to, but not in excess of, the aggregate amount of the Allowance, plus the sole cost of construction (including all required MEP engineering and architectural design; accessibility plan review and inspection; and asbestos survey per SB-509) necessary to (i) bring the existing men’s and women’s restrooms, the elevator lobby, and the Common Areas on the 39th floor of the Building into compliance with the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) and the Texas Architectural Barriers Act, Art. 9102, Tex. Civ. Stat. Ann. (1994), and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as “TABA”) and (ii) provide (to the extent the not already installed) Building Standard finishes in such restrooms. In addi-

tion, Landlord agrees at its sole cost and expense to convert, renovate, and upgrade the construction and appearance of the multi-tenant common corridor on Floor 39 to its new Building Standard aesthetics, specifications and construction, to include but not be limited to paint, carpet, wall coverings, lighting (parabolic light fixtures) etc., and all necessary ADA and life safety governmental requirements (as “Landlord Construction”). All such Landlord Construction shall be substantially completed, subject only to punch list items on or before Tenant’s Work is substantially completed for the Initial Improvements, subject only to punch list items. Landlord’s Construction relating to the Common Areas on Floor 39 shall be the same and similar to Floor 28 of the Building.
     (i) “Tenant’s Costs” shall mean that portion of the Cost of the Work in excess of Landlord’s Costs.
     (j) “Change Costs” shall mean all costs or expenses attributable to any change in the Plans and Specifications which, when added to other costs and expenses incurred in completing the Work, exceed Landlord’s Costs, including, without limitation, (i) any cost caused by direction of Tenant to omit any item of Work contained in the Plans and Specifications, (ii) any additional architectural or engineering services, (iii) any changes to materials in the process of fabrication, (iv) the cancellation or modification of supply or fabricating contracts, (v) the removal or alteration of any Work or any plans completed or in process, or (vi) delays affecting the schedule of the Work. A “Change Order” is the document signed by both Landlord and Tenant which addresses Change Costs.
     (k) “Working Days” shall mean all days of the week other than Saturday, Sunday, and legal holidays.
     (l) “Initial Improvements” shall mean all Work added to the Building before or near the Commencement Date of the Lease.
     2. Procedure and Schedules for the Completion of Plans and Specifications. The Plans and Specifications shall be completed in accordance with the following procedure and time schedules:
     (a) Design Drawings. Within ten (10) Working Days from execution of the Lease, Tenant shall submit to Landlord four (4) sets of prints of design drawings, specifying the intended design, character and finishing of the Initial Improvements within the Premises. Such package shall include separate drawings for signs in accordance with Landlord’s sign criteria. The design drawings shall set forth the requirements of Tenant with respect to the installation of the Initial Improvements within the Premises, and such drawings shall include, without limiting their scope, a Tenant approved space plan, architectural design of the space, including office front, plans, elevations, sections, and renderings indicating materials, color selections and finishes.
     (i) After receipt of design drawings, Landlord shall return to Tenant one set of prints of design drawings with Landlord’s suggested modifications and/or approval.
     (ii) If design drawings are returned to Tenant with comments, but not bearing approval of Landlord, the design drawings shall be immediately revised by Tenant and resubmitted to Landlord for approval within ten (10) Working Days of their receipt by Tenant. Unless such action is taken, Tenant will be deemed to have accepted and approved all of Landlord’s comments on the design drawings.
     (b) Completion of Plans and Specifications. All Plans and Specifications shall be prepared in strict compliance with applicable Building standards and requirements as set forth in the Lease, this Work Letter and otherwise, and shall also adhere to the design drawings approved by Landlord. In order to assure the compatibility of Tenant’s electrical and mechanical systems and the compatibility of Tenant’s structural requirements with the existing Building and in order to expedite the preparation of Tenant’s electrical, mechanical and structural drawings Tenant or Tenant’s Architect shall deliver to Landlord’s Architect, not later than ten (10) Working Days from the date of Landlord’s approval of design drawings, a detailed plan setting forth any and all electrical, mechanical and structural requirements, and Landlord’s Architect shall retain, at Tenant’s expense, Landlord’s electrical, mechanical and structural engineers to prepare all necessary electrical, mechanical and structural construction drawings which shall be included as a part of the Plans and Specifications. All construction documents and calculations prepared by Tenant’s Architect shall be submitted by Tenant, in the form of four (4) sets of blueline prints, to Landlord for approval within ten (10) Working Days after the date of receipt by Tenant of Landlord’s approval of design drawings. If the Plans and Specifications are returned to Tenant with comments, but not bearing approval of Landlord, the Plans and Specifications shall be immediately revised by Tenant and resubmitted to Landlord for approval within ten (10) Working Days of their receipt by Tenant.
     (i) The fees for Tenant’s Architect and any consultants or engineers retained by or on behalf of Tenant or Tenant’s Architect (including, but not limited to, the electrical, mechanical and structural engineers required to be retained under this paragraph) shall be paid by Tenant and/or out of the Allowance as defined herein. Tenant shall also pay for and/or paid for out of the Tenant’s Allowance as defined herein, any preliminary drawings by Landlord’s Architect for review of the design drawings, the Plans and Specifications, and any revisions to such documents, and any reasonable fees and expenses of Landlord’s Architect for inspection of the Work, as required by Landlord.
     (ii) Tenant shall have the sole responsibility for compliance of the Plans and Specifications, excluding however the restrooms for which Landlord shall be responsible pursuant to Section 1. (h) and the Floor 39 Common Area initial construction. Tenant shall comply with all applicable statutes, codes, ordinances and other regulations, and the approval of the Plans and Specifications or calculations included therein by Landlord shall not constitute an indication, representation or certification by Landlord that such Plans and Specifications or calculations are in compliance with said statutes, codes, ordinances and other regulations. In instances where several sets of requirements must be met, the requirements of Landlord’s insurance underwriter or the strictest applicable requirements shall apply where not prohibited by applicable codes.
     (iii) Upon completion of the Initial Improvements, if so required by Landlord, Tenant shall deliver to Landlord an “as-built” set of Plans and Specifications for the Premises, together with such other information required by Landlord to place the information from the “as-built” Plans and Specifications on to Landlord’s data base; the cost of providing the “as-built” Plans and Specifications and other information, together with Landlord’s cost to place the information on to Landlord’s data base, shall be borne solely by Tenant.
     3. Pricing. On or before the date which is ten (10) Working Days after finalization of the Plans and Specifications, as evidenced by Landlord’s written approval thereof, Landlord shall notify Tenant in writing of the Cost of the Work. The Cost of the Work shall be competitively bid by four (4) general contractors. Two (2) of the four (4) general contractors shall be DeBlanc Construction and Hermes Construction. Landlord and Tenant shall both mutually agree on the general contractor selected as well as the carpet subcontractor. The contract for the Work shall obligate the contractor to purchase from Landlord all materials and supplies which are held in “stock” by Landlord and which are required for the Work by the Plans and Specifications provided, Landlord’s pricing is comparable to the general market. Within ten (10) Working Days after its receipt of Landlord’s written notice identifying the Cost of the Work, Tenant shall either approve such Cost of the Work in writing or cause the Plans and Specifications to be revised and resubmitted to Landlord for Approval. On or before the date which is ten (10) Working Days from Landlord’s receipt of such revised Plans and Specifications, Landlord shall either approve the revised Plans and Specifications and give to Tenant a revised Cost of the Work or give to Tenant Landlord’s comments on such revised Plans and Specifications. If for any reason Landlord and Tenant have not agreed in writing upon final Plans and Specifications and/or the Tenant has not approved in writing the Cost of the Work on or before the date which is sixty (60) Working Days from the date hereof, then Landlord shall have the right to terminate the Lease and this Work Letter, without further obligation.
     4. Payments. Tenant may use a portion of the Allowance up to $2.00 per square foot of the Rentable Area of the Premises for the payment of fees and expenses payable by Tenant under the terms of Paragraph 2(b)(i) of this Work Letter. Tenant shall pay the aggregate amount of Tenant’s Costs to Landlord upon demand. Landlord shall determine the percentage of the Cost of the Work which is allocable to Landlord and the percentage of the Cost of the Work which is allocable to Tenant. Landlord shall also revise its determination of such percentages based on any changes in the Cost of the Work due to change orders affecting the Plans and Specifications. Within ten (10) days after Tenant’s receipt of an invoice from Landlord which identifies that portion of the Cost of the Work to be incurred, respectively, by Landlord and Tenant, Tenant shall pay to Landlord the percentage of the Cost of the Work allocable to Tenant, as Tenant’s Costs, as determined by Landlord from time to time. Landlord’s obligation for payment with respect to the Work shall not exceed the aggregate amount of Landlord’s Costs; and after Landlord has paid Landlord’s Costs, Tenant shall thereafter pay all Cost of the Work as and when invoiced to Tenant by Landlord, including, without limitation, any

Change Costs. Landlord shall have no obligation to commencement or continue the Work until Tenant pays the Tenant’s Costs. The amounts payable to Landlord hereunder shall constitute Rent due pursuant to the Lease, and failure to make any such payment when due shall constitute a default under the Lease, entitling Landlord to exercise any or all of its remedies hereunder, as well as all remedies otherwise available to Landlord. Any cost savings achieved after completion of the Work shall be solely the property of Landlord, not Tenant.
     5. Performance of Work and Delays. Landlord shall cause the Contractor to perform the Work in substantial accordance with the Plans and Specifications. In that regard, Landlord shall perform as construction manager for the construction of the Initial Improvements in accordance with the Plans and Specifications; and the Cost of the Work shall include a management fee payable to Landlord in the amount of three percent (3%) of the cost of the materials and labor constituting the Work, excluding all sales taxes and Landlord’s Costs, as defined herein. If a delay shall occur in the completion of the Work by Landlord as the probable result of (i) any failure to furnish when due Tenant’s design drawings, Tenant’s electrical, mechanical and/or structural requirements, Tenant’s Plans and Specifications or any revision to any such documents, (ii) any change by Tenant in any of the Plans and Specifications, (iii) any state of facts which gives rise to a change referred to in the definition of Change Costs or any changes resulting in a Change Cost, (iv) the fact that materials to be incorporated into the Work which are non-Building grade require a lead time (not due to Landlord default or error) to obtain or construction time to perform, in excess of that required for Work which is Building grade, as determined by Landlord, or (v) any other act or omission of Tenant, its agents or employees, including any violation of the provisions of the Lease or any delay in giving authorizations or approvals pursuant to this Work Letter, then any such delay shall not justify any extension of the Commencement Date of the Lease.
     6. Change Orders. All changes and modifications in the Work from that contemplated in the Plans and Specifications, whether or not such change or modification gives rise to a Change Cost, must be evidenced by a written Change Order executed by both Landlord and Tenant. In that regard, Tenant shall submit to Landlord such information as Landlord shall require with respect to any Change Order requested by Tenant. After receipt of requested Change Order, together with such information as Landlord shall require with respect thereto, Landlord shall return to Tenant either the executed Change Order, which will evidence Landlord’s approval thereof, or the Plans and Specifications with respect thereto with Landlord’s suggested modification.
     7. Punchlist. Within thirty (30) days after the Commencement Date, Tenant shall give Landlord written notice specifying any details of construction, decoration or mechanical adjustment which remain to be performed by Landlord with respect to any Work; and except for the details contained in such written notice from Tenant, all obligations of Landlord in regard to the Work shall be deemed to have been satisfied. Landlord shall have the right to enter the Premises to complete any such unfinished details, and entry by Landlord, its agents, servants, employees or contractors for such purpose shall not relieve Tenant of any of its obligations under the Lease or impose any liability on Landlord or its agents, servants, employees or contractors.
     8. Whole Agreement; No Oral Modification. This Work Letter embodies all representations, warranties and agreements of Landlord and Tenant with respect to the matter described herein, and this Work Letter may not be altered or modified except by an agreement in writing signed by the parties.
     9. Paragraph Headings. The paragraph headings contained in this Work Letter are for convenient reference only and shall not in any way affect the meaning or interpretation of such paragraphs.
     10. Notices. All notices required or contemplated hereunder shall be given to the parties in the manner specified for giving notices under the Lease.
     11. Binding Effect. This Work Letter shall be construed under the laws of the State of Texas and shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     12. Conflict. In the event of conflict between this Work Letter and any other exhibits or addenda to this Lease, this Work Letter shall prevail.

EXHIBIT G — RENEWAL OPTION
Three Allen Center • Houston, Texas
     1. Tenant shall have an option (the “Renewal Option”) to renew and extend the term of this Lease for one term of five (5) years, following the Expiration Date (the “Renewal Term”). The Renewal Option may only be exercised by Tenant giving written notice thereof no more than twelve (12) months and no less than nine (9) months prior to the Expiration Date. If Tenant fails to give notice of exercise of the Renewal Option in such manner within such specified time period, the Renewal Option shall be deemed waived and of no further force and effect, and the Lease shall expire on the Expiration Date.
     2. Tenant’s right to extend this Lease as provided for herein can be exercised only if, at the time of such exercise and upon the commencement of the applicable Renewal Term (i) no material default then exists under this Lease subject to all applicable notice and cure provisions contained in the Lease, and (ii) Tenant is in possession of at least ninety percent (90%) of the Premises (unless Landlord, in its sole discretion, elects to waive either such condition). If either of such conditions are not satisfied or waived by Landlord, the Renewal Option shall be terminated and of no further force and effect, any purported exercise thereof shall be null and void, and this Lease shall terminate on the Expiration Date.
     3. If Tenant shall exercise the Renewal Option (in accordance with and subject to the provisions of this EXHIBIT “G”), all of the terms, covenants and conditions provided in this Lease shall continue to apply during the Renewal Term, except that (i) the Base Rent rate payable by Tenant during the Renewal Term shall be the then Prevailing Market Rate (as defined below in subparagraph (d) of this EXHIBIT “G”) determined as of the date Tenant serves notice of its intent to renew the Lease, and (ii) any terms, covenants and conditions that are expressly or by their nature inapplicable to such renewal term (including, without limitation, this EXHIBIT “G”) shall be deemed void and of no further force and effect. No assignee of this Lease or subtenant of any portion of the Premises shall have any rights hereunder whatsoever.
     4. The “Prevailing Market Rate” is defined as the net effective rent being charged for comparable space in comparable Class “A” buildings in the downtown Houston, Texas area on comparable terms (to tenants of comparable size, credit and status), including parking charges in rental, if any; lease takeovers/assumptions; relocation/moving allowances; space planning/interior architecture and engineering allowances; refurbishment and repainting allowances; club memberships; other concessions or inducements; extent of services provided or to be provided; distinction between “gross” and “net” lease; base year or dollar amount for escalation purposes (both operating and ad valorem/real estate taxes); any other adjustments (including by way of indexes) to base rental; credit standing and financial stature of the tenant; term or length of lease; the time the particular rental rate under consideration was agreed upon and became or is to become effective; the payment of a leasing commission and/or fees/bonuses in lieu thereof, whether to Landlord, any person or entity affiliated with Landlord, or otherwise; and any other relevant term or condition in making such Prevailing Market Rate determination.
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EXHIBIT H — LEASE GUARANTY
Three Allen Center • Houston, Texas
[INTENTIONALLY DELETED]
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EXHIBIT I — RIGHT OF FIRST REFUSAL
Three Allen Center • Houston, Texas
     1. Subject to and upon the terms, provisions and conditions set forth in this Exhibit “I”, Tenant shall have, and is hereby granted, a right of first refusal (the “Refusal Right”) to lease any unleased space on Floor 39 of the Building (the “Refusal Premises”) as shown in Exhibit “A” attached to the Lease, during the Term of this Lease, provided at least two (2) years are left in the Lease Term.
     2. Landlord will have the option to revoke and nullify any purported exercise of a Refusal Right by Tenant if at the time of exercise (i) Tenant is in material default under the Lease, subject to all applicable notice and cure provisions of the Lease, or (ii) Tenant is not in possession of at least ninety percent (90%) of the Premises (unless Landlord, in its sole discretion, elects to waive any such condition(s)).
     3. Before Landlord may enter into a lease of any portion of the Refusal Premises with a third party tenant, Landlord shall promptly deliver to Tenant written notice of the proposed agreed to material terms for such lease of the Refusal Premises (the “Lease Proposal”). Tenant shall have a period of ten (10) days after receipt of a Lease Proposal to irrevocably and unconditionally exercise its Refusal Right to lease the portion of the Refusal Premises offered to Tenant. In the event Landlord intends to market the Refusal Premises as part of a larger area in the Building, Landlord, at its option, may require Tenant to lease said larger area to effectuate its Refusal Right hereof.
     4. Tenant will execute and return to Landlord an amendment to the Lease adding the Refusal Premises or such other documentation as Landlord shall reasonably require in order to confirm the leasing of such Refusal Premises (but an otherwise valid exercise of the Refusal Right shall be fully effective whether or not such confirmatory documentation is executed) within twenty (20) days after Tenant’s receipt of such documentation.
     5. No assignee of this Lease or subtenant of any portion of the Premises shall have any rights hereunder whatsoever.
     6. If Landlord does not receive written notice from Tenant of its exercise of the Refusal Right within the five (5) business day period referenced in Paragraph 3 above, Landlord shall have a period of one hundred eighty (180) days thereafter to lease the Refusal Premises for an effective rental rate not less than ninety percent (90%) of the effective rental rate reflected by the Lease Proposal, and without material change to the other terms and conditions set forth therein. If Landlord does not lease the Refusal Premises within said one hundred eighty (180) day period, Tenant shall have a Refusal Right on any subsequent leasing thereof the terms set forth above. However, if Tenant fails or elects not to exercise a Refusal Right on two (2) separate occasions, Tenant’s rights hereunder shall automatically terminate.
     7. Tenant acknowledges and agrees that the Refusal Right is subject and subordinate to (a) any pre-existing preferential right, right of first refusal, expansion right or related right of any other tenant in the Building, or (b) any and all preferential rights, expansion options, refusal rights of the Refusal Premises for which Tenant did not exercise a Refusal Right.
     8. Except as otherwise provided in the Lease, Landlord shall deliver, and Tenant will accept the Refusal Premises broom-clean and vacuumed but otherwise in an “AS IS” and “WITH ALL FAULTS” condition. The term of the Lease with respect to the Refusal Premises shall commence upon such space being delivered to Tenant and shall expire on the Expiration Date. Rent will accrue and be due and payable with respect to the Preferential Premises on the date (the “Refusal Rent Commencement Date”) that is earlier to occur of (i) sixty (60) days following the date Landlord delivers possession of the Refusal Premises to Tenant, and (ii) the date Tenant occupies the Refusal Premises for the purpose of conducting business therefrom.
     9. After the Refusal Rent Commencement Date, Landlord and Tenant shall execute a declaration (in a form provided by Landlord) specifying (i) the Refusal Rent Commencement Date, (ii) the Base Rent schedule for the Refusal Premises, (iii) the RSF of the Refusal Premises, and (iv) Tenant’s share of Taxes and Expenses with respect to the Refusal Premises.
     10. On the Refusal Rent Commencement Date, the Refusal Premises, or portion thereof leased by Tenant pursuant to the foregoing shall become part of the Premises and shall be subject to all terms and conditions of the Lease.
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